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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-216251

         CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)(2)

Common units	$172,500,000	$19,992.75

(1)
Includes units subject to the underwriters' option to purchase additional units to cover over-allotments.

(2)
Payment of the registration fee at the time of filing of the registrant's registration statement on Form S-3 filed with the Securities and Exchange Commission on February 27, 2017 (File No. 333-216251), was deferred pursuant to Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, and is paid herewith. This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in such registration statement.

Prospectus Supplement
(To Prospectus dated February 27, 2017)

Ares Management, L.P.

7,500,000 Common Units

         This is an offering of 7,500,000 common units representing limited partner interests in Ares Management, L.P. by the selling unitholder identified in this prospectus supplement. We will not receive any of the proceeds of the sale of the common units by the selling unitholder. We have agreed to pay all expenses relating to registering the common units. The selling unitholder identified in this prospectus supplement will pay underwriting discounts and commissions and/or similar charges incurred for the sale of the common units by them.

         Our common units representing limited partner interests are listed on the New York Stock Exchange, or the "NYSE," under the symbol "ARES." The last reported sale price of our common units on February 28, 2017 was $21.60 per common unit.

         Investing in our common units involves risks. See "Risk Factors" beginning on page S-16 of this prospectus supplement, on page 2 of the accompanying prospectus and in the documents incorporated by reference herein and therein before you make an investment in our common units.

	Per Unit	Total

Public offering price	$20.00	$150,000,000

Underwriting discounts(1)	$0.85	$6,375,000

Proceeds to selling unitholder before expenses(2)	$19.15	$143,625,000

(1)
We refer you to "Underwriting" beginning on page S-19 of this prospectus supplement for additional information regarding underwriting compensation.

(2)
Assumes no exercise of the underwriters' option described below.

         The selling unitholder identified in this prospectus supplement has granted the underwriters the option to purchase, exercisable within 30 days of the date of this prospectus supplement, up to 1,125,000 additional common units on the same terms and conditions set forth above.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         We previously announced a quarterly distribution of $0.28 per common unit. The distribution will be paid on March 24, 2017 to unitholders of record at the close of business on March 10, 2017. This offering is expected to close prior to the close of business on March 7, 2017 and therefore purchasers of our common units that take delivery of such common units on the closing date and continue to be unitholders of record as of the close of business on March 10, 2017 will receive the distribution.

         The underwriters expect that the common units will be delivered to purchasers on or about March 7, 2017.

Joint Book-Running Managers

Wells Fargo Securities	BofA Merrill Lynch	Morgan Stanley	UBS Investment Bank	Goldman, Sachs & Co.

Senior Co-Managers

Barclays	Citigroup	Credit Suisse	Keefe, Bruyette & Woods A Stifel Company	RBC Capital Markets	SunTrust Robinson Humphrey

Co-Managers

MUFG	SMBC Nikko

March 2, 2017

        Prior to the reorganization on May 1, 2014 in connection with our initial public offering (the "Reorganization"), our business was conducted through operating subsidiaries held directly or indirectly by Ares Holdings LLC and Ares Investments LLC. These two entities were principally owned by Ares Partners Management Company LLC, the Abu Dhabi Investment Authority and its affiliate (collectively, "ADIA") and an affiliate of Alleghany Corporation (NYSE: Y) (such affiliate, "Alleghany"). ADIA and Alleghany each own minority interests with limited voting rights in our business. Ares Management, L.P. was formed on November 15, 2013 to serve as a holding partnership for our businesses. Prior to the consummation of our initial public offering, Ares Management, L.P. had not commenced operations and had nominal assets and liabilities. Unless the context suggests otherwise, references in this prospectus supplement or incorporated by reference herein to (1) "Ares," "we," "us" and "our" refer to our businesses, both before and after the consummation of our reorganization into a holding partnership structure and (2) our "Predecessors" refer to Ares Holdings Inc. ("AHI") and Ares Investments LLC, our accounting predecessors, as well as their wholly owned subsidiaries and managed funds, in each case prior to the Reorganization.

        This prospectus supplement, the accompanying prospectus and the information incorporated or deemed incorporated herein have been prepared using a number of stylistic conventions, which you should consider when reading the information herein or therein. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus supplement to:

  •
  "Ares Operating Group" refers to, collectively, Ares Holdings L.P. ("Ares Holdings"), Ares Offshore Holdings L.P. ("Ares Offshore") and Ares Investments L.P. ("Ares Investments");

i

  •
  "Ares Operating Group Unit" refers to, collectively, a partnership unit in each of the Ares Operating Group entities;

  •
  "assets under management" or "AUM" refer to the assets we manage. For our funds other than collateralized loan obligations ("CLOs"), our AUM represents the sum of the net asset value of such funds, the drawn and undrawn debt (at the fund-level including amounts subject to restrictions) and uncalled committed capital (including commitments to funds that have yet to commence their investment periods). For our funds that are CLOs, our AUM represents subordinated notes (equity) plus all drawn and undrawn debt tranches;

  •
  "Consolidated Funds" refer collectively to certain Ares-affiliated funds, related co-investment entities and certain CLOs that are required under GAAP to be consolidated in our consolidated financial statements;

  •
  "Co-Founders" refer to Michael Arougheti, David Kaplan, John Kissick, Antony Ressler and Bennett Rosenthal;

  •
  "distributable earnings" refer to a pre-income tax measure that is used to assess amounts potentially available for distributions to unitholders. Distributable earnings is calculated as the sum of fee related earnings, realized performance fees, realized performance fee compensation and realized net investment and other income, and is reduced by expenses arising from transaction costs associated with acquisitions, placement fees and underwriting costs, expenses incurred in connection with corporate reorganization and depreciation. Distributable earnings differs from income before taxes computed in accordance with GAAP as it is presented before giving effect to unrealized performance fees, unrealized performance fee compensation, unrealized net investment income, amortization of intangibles, equity compensation expense and is further adjusted by certain items described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Certain Non-GAAP Measures to Consolidated GAAP Financial Measures" in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference herein;

  •
  "economic net income" or "ENI" refer to net income excluding (a) income tax expense, (b) operating results of our Consolidated Funds, (c) depreciation and amortization expense, (d) the effects of changes arising from corporate actions, and (e) certain other items that we believe are not indicative of our core performance. Changes arising from corporate actions include equity-based compensation expenses, the amortization of intangible assets, transaction costs associated with mergers, acquisitions and capital transactions, placement fees and underwriting costs and expenses incurred in connection with corporate reorganization. We believe the exclusion of these items provides investors with a meaningful indication of our core operating performance. ENI is evaluated regularly by management as a decision tool for deployment of resources and to assess performance of our business segments. We believe that reporting ENI is helpful in understanding our business and that investors should review the same supplemental non-GAAP financial measures that our management uses to analyze our segment performance;

  •
  "fee paying AUM" or "FPAUM" refer to the AUM on which we directly earn management fees. Fee paying AUM is equal to the sum of all the individual fee bases of our funds that directly contribute to our management fees;

  •
  "Holdco Members" refer to the members of Ares Partners Holdco LLC, which include Michael Arougheti, R. Kipp deVeer, David Kaplan, Antony Ressler and Bennett Rosenthal;

  •
  "management fees" refer to fees we earn for advisory services provided to our funds, which are generally based on a defined percentage of fair value of assets, total commitments, invested

ii

    capital, net asset value, net investment income, total assets or par value of the investment portfolios managed by us;

  •
  "our funds" refer to the funds, alternative asset companies, co-investment vehicles and other entities and accounts that are managed or co-managed by the Ares Operating Group, and which are structured to pay fees. It also includes funds managed by Ivy Hill Asset Management, L.P., a wholly owned portfolio company of Ares Capital Corporation (NASDAQ: ARCC) ("ARCC"), and a registered investment adviser;

  •
  "our general partner" refers to Ares Management GP LLC, an entity wholly owned by Ares Partners Holdco LLC, which is in turn owned and controlled by the Holdco Members;

  •
  "our limited partnership agreement" refers to the Second Amended and Restated Limited Partnership of Ares Management, L.P., by and among our general partner and the limited partners party thereto, as it may be amended from time to time;

  •
  "performance fees" refer to fees we earn based on the performance of a fund, which are generally based on certain specific hurdle rates as defined in the fund's investment management or partnership agreements and may be either an incentive fee or carried interest;

  •
  "unitholders" refer to the holders of any limited partnership interest in Ares Management, L.P., whether common or preferred; and

  •
  "units" refer to any limited partnership interest in Ares Management, L.P., including common and preferred.

        In this prospectus supplement, the term "GAAP" refers to accounting principles generally accepted in the United States of America.

        Certain of the terms used in this prospectus supplement, including AUM, may not be comparable to similarly titled measures used by other companies. In addition, our definition of AUM is not based on any definition of AUM that is set forth in the agreements governing the investment funds that we manage and may differ from definitions of AUM set forth in other agreements to which we are a party from time to time. Amounts and percentages throughout this prospectus supplement may reflect rounding adjustments and consequently totals may not appear to sum.

        We disclose certain financial measures in this prospectus supplement that are calculated and presented using methodologies other than in accordance with GAAP. We believe that providing these performance measures on a supplemental basis to our GAAP results is helpful to unitholders in assessing the overall performance of Ares' businesses. These financial measures should not be considered as a substitute for similar financial measures calculated in accordance with GAAP, if available. We caution readers that these non-GAAP financial measures may differ from the calculations of other investment managers, and as a result, may not be comparable to similar measures presented by other investment managers. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, where applicable, can be found in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference herein.

iii

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading "Where You Can Find More Information" in this prospectus supplement.

        If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement if a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See "Where You Can Find More Information" in this prospectus supplement.

        We are responsible for the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us and the documents incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information, and neither we nor the underwriters take responsibility for any other information that others may give you. This prospectus supplement may be used only where it is legal to sell the common units offered hereby. You should assume that the information in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any document incorporated or deemed incorporated herein by reference is accurate only as of the date on the front cover of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

SUMMARY

        This summary highlights selected information contained elsewhere or incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information you should consider when making your investment decision. We urge you to read all of this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference, including our consolidated financial statements and accompanying notes, carefully to gain a fuller understanding of our business and the terms of the common units, as well as some of the other considerations that may be important to you, before making your investment decision. You should pay special attention to the "Risk Factors" section of this prospectus supplement, the accompanying prospectus and our annual report on Form 10-K for the fiscal year ended December 31, 2016 to determine whether an investment in the common units is appropriate for you.

 OVERVIEW

        Ares is a leading global alternative asset manager with approximately $95.3 billion of assets under management and approximately 925 employees in over 15 offices across the United States, Europe, Asia and Australia. We offer our investors a range of investment strategies and seek to deliver attractive performance to a growing investor base that includes approximately 695 direct institutional relationships and a significant retail investor base across our publicly traded and sub-advised funds.

        Since our inception in 1997, we have adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns through market cycles. We believe each of our three distinct but complementary investment groups in Credit, Private Equity and Real Estate is a market leader based on assets under management and investment performance. We believe we have created value for our stakeholders not only through our investment performance but also by expanding our product offering, enhancing our distribution channels, increasing our global presence, investing in our non-investment functions, securing strategic partnerships and completing accretive acquisitions and portfolio purchases. In 2016, we announced the combination of the Tradable Credit and Direct Lending Groups to form the Credit Group and we moved the Special Situations strategy from the Credit Group to the Private Equity Group to reflect changes in how we manage our investment operations.

        As shown in the chart below, over the past five and ten years, our assets under management have achieved a compound annual growth rate ("CAGR") of 14% and 23%, respectively. Our AUM has grown to approximately $95.3 billion as of December 31, 2016, (approximately $98.9 billion pro forma for the acquisition of American Capital, Ltd. ("ACAS")) from approximately $12.0 billion a decade earlier.

Investment Groups

        Each of our investment groups employs a disciplined, credit-oriented investment philosophy and is managed by a seasoned leadership team of senior professionals with extensive experience investing in, advising, underwriting and restructuring companies, power and energy assets, or real estate properties.

(1)
Pro Forma includes $3.6 billion of AUM from the acquisition of ACAS.

Credit Group

        Our Credit Group is a leading manager of credit strategies across the non-investment grade credit universe, with approximately $60.5 billion ($64.1 billion pro forma for the acquisition of ACAS) of AUM and approximately 133 funds as of December 31, 2016. The Credit Group provides solutions for fixed income investors seeking to access the syndicated loan and high yield bond markets and capitalizes on opportunities across traded corporate and structured credit. It additionally provides investors access to directly originated fixed and floating rate credit assets and the ability to capitalize on illiquidity premiums across the credit spectrum.

        The Credit Group offers a range of credit strategies across the liquid and illiquid spectrum, including syndicated loans, high yield bonds, credit opportunities, structured credit investments and U.S. and European direct lending.

        Syndicated Loans:    Our syndicated loans strategy delivers a diversified portfolio of liquid, traded non-investment grade secured loans to corporate issuers. We focus on evaluating individual credit opportunities related primarily to non-investment grade senior secured loans and primarily target first lien secured debt, with a secondary focus on second lien loans, mezzanine loans, high yield bonds and unsecured loans.

        High Yield Bonds:    Our high yield bonds strategy employs a value-driven philosophy, utilizing fundamental research to identify non-investment grade corporate issuers. We primarily seek a diversified portfolio of liquid, traded non-investment grade corporate bonds. This incorporates secured, unsecured and subordinated debt instruments of issuers in both North America and Europe.

        Credit Opportunities:    Our credit opportunities strategy has an event-oriented credit mandate that seeks to generate attractive risk-adjusted returns across market cycles by capitalizing on market inefficiencies and relative value opportunities in the non-investment grade corporate credit market. We principally invest or take short positions in U.S. and European debt securities across the capital structure, including opportunistic liquid credit, special situations and structured products. Our "all weather" strategy seeks to dynamically manage duration, which is critical to realizing attractive performance during various interest rate environments.

        Structured Credit:    Our structured credit strategy invests across the capital structure of syndicated CLO vehicles and in directly-originated asset-backed investments comprised of diversified portfolios of consumer and commercial assets. We seek to construct portfolios of asset-backed investments that benefit from having downside protection, less correlation with the broader credit markets and diversification.

        Direct Lending:    Our direct lending strategy is one of the largest self-originating direct lenders to the U.S. and European markets, with approximately $30.7 billion of assets under management across approximately 54 funds or investment vehicles as of December 31, 2016. Our direct lending strategy has a multi-channel origination strategy designed to address a broad set of investment opportunities in the middle market. We focus on being the lead or sole lender to our portfolio companies, which we believe allows us to exert greater influence over deal terms, capital structure, documentation, fees and pricing, while at the same time securing our position as a preferred source of financing for our transaction partners. The group maintains a flexible investment strategy, with the capability to invest in revolving credit facilities, first and second lien senior loans, mezzanine debt and non-control equity co-investments in middle market companies, power generation projects and early stage and emerging growth companies backed by venture capital firms. We manage various types of funds within our U.S. and European direct lending teams that include commingled funds, separately managed accounts for large institutional investors seeking tailored investment solutions and joint venture lending programs.

        U.S. Direct Lending:    Our U.S. team is comprised of approximately 115 investment professionals in seven offices. Our team maintains an active dialogue with more than 450 financial sponsors and provides a wide range of financing solutions to middle-market companies that typically range from $10.0 million to $100.0 million in earnings before interest, tax, depreciation and amortization ("EBITDA"). As of December 31, 2016, our U.S. direct lending team and its affiliates advised 35 funds totaling, in aggregate, approximately $21.1 billion in AUM. Our U.S. direct lending team manages corporate lending activities primarily through our inaugural vehicle and publicly traded business development company, ARCC.

        Primary areas of focus for our U.S. Direct Lending teams include:

  •
  Ares Capital Corporation:  ARCC is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies, venture capital backed businesses and power generation projects. As of December 31, 2016, ARCC was the largest business development company by total assets. In January 2017, ARCC completed a previously announced acquisition of American Capital, Ltd. (the "ARCC-ACAS Transaction"). As a result of the acquisition, AUM increased $3.6 billion on a pro forma basis as of December 31, 2016.

  •
  Other U.S. funds:  Outside of ARCC and its controlled affiliates, the U.S. direct lending strategy also generates fees from other funds, including Ares Commercial Finance, which makes asset-based and cash flow loans to middle-market companies, as well as asset-based loans and debt investments in specialty finance companies and separately managed accounts for large institutional investors. AUM for these other U.S. direct lending funds totaled $4.1 billion as of December 31, 2016.

        E.U. Direct Lending:    Our European team is comprised of approximately 35 investment professionals in five offices. Our team covers approximately 155 financial sponsors and is one of the most significant participants in the European middle-market. We provide a wide range of financing opportunities to middle-market companies that typically range from €10.0 to €75.0 million in EBITDA. As of December 31, 2016, our E.U. direct lending team advised 19 commingled funds and managed accounts, aggregating approximately $9.6 billion in AUM.

        The following table presents the Credit Group's AUM, FPAUM and number of funds as of December 31, 2016 (dollars in billions):

	AUM(1)	FPAUM	Number of Funds
Syndicated loans	$17.3	$16.0	40
High yield bonds	5.0	5.0	16
Credit opportunities	3.3	2.7	11
Structured credit	4.3	3.1	12
U.S. direct lending	24.6	11.3	35
E.U. direct lending	9.6	4.6	19

Credit Group	$64.1	$42.7	133

(1)
Pro forma for ACAS acquisition of $3.6 billion in AUM.

Private Equity Group

        Our Private Equity Group has achieved compelling investment returns for a loyal and growing group of high profile limited partners and as of December 31, 2016 had approximately $25.0 billion of AUM. Our Private Equity Group broadly categorizes its investment activities into three strategies: Corporate Private Equity, U.S. Power and Energy Infrastructure and Special Situations. Our private equity professionals have a demonstrated ability to deploy flexible capital, which allows them to stay both active and disciplined in various market environments. The group's activities are managed by three dedicated investment teams in North America, Europe and China. The group manages flagship funds focused primarily on North America and, to a lesser extent, Europe, special situations funds, U.S. power and energy infrastructure funds and related co-investment vehicles and growth funds in China.

  •
  Corporate Private Equity:  Certain of our senior private equity professionals have been working together since 1990 and raised our first corporate private equity fund in 2003. Our team has grown to approximately 55 investment professionals based in Los Angeles, London, Chicago and Shanghai. We pursue four principal transactions types: prudently leveraged control buyouts, growth equity, rescue/deleveraging capital and distressed buyouts/discounted debt accumulation. This flexible capital approach, together with the broad resources of the Ares platform, widens our universe of potential investment opportunities and allows us to remain active in different markets and be highly selective in making investments across various market environments.

  •
  U.S. power & infrastructure:  Our U.S. power and infrastructure strategy team of approximately 20 investment professionals targets assets across the U.S. power generation, transmission and midstream sectors, which seek attractive risk-adjusted equity returns with current cash flow and capital appreciation. We believe there are significant investment opportunities for us in this sector as the United States replaces its aging infrastructure and builds new assets to meet capacity needs over the coming decades.

  •
  Special Situations:  Our special situations strategy capitalizes on dislocated assets by flexibly deploying capital across multiple asset classes. We employ our deep credit expertise, proprietary research and robust sourcing model to capitalize on current market trends. This opportunistic approach allows us to invest across a broad spectrum of distressed or mispriced investments, including corporate debt, rescue capital, private asset-backed investments, post-reorganization securities and non-performing portfolios.

        The following table presents the Private Equity Group's AUM, FPAUM and number of funds as of December 31, 2016 (dollars in billions):

	AUM	FPAUM	Number of Funds
Corporate private equity	$18.2	$6.5	7
U.S. power & infrastructure assets	5.1	4.2	11
Special situations	1.7	0.6	5

Private Equity Group funds	$25.0	$11.3	23

Real Estate Group

        Our Real Estate Group manages comprehensive public and private equity and debt strategies, with approximately $9.8 billion of assets under management as of December 31, 2016. With our experienced team, along with our expansive network of relationships, our Real Estate Group capitalizes on opportunities across both real estate equity and debt investing. Our equity investments focus on implementing hands-on value creation initiatives to mismanaged and capital-starved assets, as well as new development, ultimately selling stabilized assets back into the market. Our debt strategies leverage the Real Estate Group's diverse sources of capital to directly originate and manage commercial mortgage investments on properties that range from stabilized to requiring hands-on value creation. The Real Estate Group has achieved significant scale in a short period of time through various acquisitions and successful fundraising efforts. Today, the group provides investors access to its capabilities through several vehicles: U.S. and European real estate private equity commingled funds, real estate equity and debt separately managed accounts and a publicly traded commercial mortgage REIT, ACRE. The group's activities are managed by dedicated equity and debt teams in the U.S. and Europe.

        Real Estate Equity:    Our real estate equity team, with approximately 55 investment professionals across six offices, has extensive private equity experience in the United States and Europe. Our team primarily invests in new developments and the repositioning of assets, with a focus on control or majority-control investments primarily in the United States and Western Europe. As of December 31, 2016, our Real Estate equity team advised 39 investment vehicles totaling, in aggregate, approximately $7.2 billion in AUM.

        Primary areas of focus for our Real Estate Group equity teams include:

  •
  Real Estate Equity Value-Add Strategy:  Our U.S. and European value-add funds focus on undermanaged and under-funded assets, seeking to create value by buying assets at attractive valuations as well as through active asset management of income-producing properties, including multifamily, retail, office, hotel and industrial properties across the United States and Western Europe.

  •
  Real Estate Equity Opportunistic Strategy:  Our U.S. and European opportunistic real estate funds capitalize on increased investor demand for developed and stabilized assets by focusing on manufacturing core assets through development, redevelopment and fixing distressed capital structures across all major property types including multifamily, hotel, office, retail and industrial properties across the United States and Europe.

        Real Estate Debt:    Our real estate debt team of approximately 20 professionals directly originates and invests in a wide range of self-originated financing opportunities for middle-market owners and operators of U.S. commercial real estate. As of December 31, 2016, our real estate debt team advised three investment vehicles totaling, in the aggregate, approximately $2.5 billion in AUM. In addition to managing private funds, our real estate debt team makes investments through ACRE, primarily focused on directly originating, managing and servicing a diversified portfolio of commercial real estate debt-related investments.

        The following table presents the Real Estate Group's AUM, FPAUM and number of funds as of December 31, 2016 per investment strategy (dollars in billions):

	AUM	FPAUM	Number of Funds
U.S. equity funds	$4.1	$2.9	20
E.U. equity funds	3.1	2.5	19
Debt funds	2.6	1.1	3

Real Estate Group	$9.8	$6.5	42

        We have an established track record of delivering strong risk-adjusted returns through market cycles. We believe our consistent and strong performance in a broad range of alternative assets has been shaped by several distinguishing features of our platform:

  •
  Robust Sourcing Model:  our investment professionals' local market presence and ability to effectively cross-source for other investment groups generates a robust pipeline of high-quality investment opportunities across our platform.

  •
  Comprehensive Multi-Asset Class Expertise and Flexible Capital:  our proficiency at evaluating every level of the capital structure, from senior debt to common equity, across companies, structured assets, power and energy assets, and real estate projects enables us to effectively assess relative value. This proficiency is complemented by our flexibility in deploying capital in a range of structures and different market environments to maximize risk-adjusted returns.

  •
  Differentiated Market Intelligence:  our proprietary research on over 55 industries and insights from a broad, global investment portfolio enable us to more effectively diligence and structure our products and investments.

  •
  Consistent Investment Approach:  we believe our rigorous, credit-oriented investment approach across each of our investment groups is a key contributor to our strong investment performance and ability to expand our product offering.

  •
  Talented and Committed Professionals:  we attract, develop and retain highly accomplished investment professionals who not only demonstrate deep and broad investment expertise but also have a strong sense of commitment to our firm.

  •
  Collaborative Culture:  we share ideas, relationships and information across our investment groups, which enables us to more effectively source, evaluate and manage investments.

        We operate our increasingly diversified and global firm as an integrated investment platform with a collaborative culture that emphasizes sharing of knowledge and expertise. We believe the exchange of information enhances our ability to analyze investments, deploy capital and improve the performance of our funds and portfolio companies. Through collaboration, we drive value by leveraging our capital markets relationships and access to deal flow. The management of our operating businesses is currently overseen by our Management Committee, which is comprised of our executive officers and other heads of various investment and operating groups, and ultimately by the Holdco Members. The Management Committee meets bi-weekly to discuss asset deployment, strategy and fundraising. Within this framework, we have established deep and sophisticated independent research capabilities in over 55 industries and insights from active investments in over 1,200 companies, approximately 505 structured assets and over 160 properties. Further, our extensive network of investment professionals includes local and geographically positioned individuals with the knowledge, experience and relationships that enable them to identify and take advantage of a wide range of investment opportunities. These professionals are supported by a highly sophisticated operations management team. We believe this broad and deep platform and our operational infrastructure provide us with a scalable foundation to expand our product offerings, geographic scope and profitability.

        Ares was built upon the fundamental principle that each of our distinct but complementary investment groups benefits from being part of our broader platform. We believe that our strong performance, consistent growth and high talent retention through economic cycles is due largely to the effective application of this principle across our broad organization of approximately 925 employees. We do not have a centralized investment committee and instead our investment committees are structured with overlapping membership from different investment groups to ensure consistency of approach. Each of our investment groups is led by its own deep leadership team of highly accomplished investment professionals, who average over 24 years of experience managing investments in, advising, underwriting and restructuring companies. While primarily focused on managing strategies within their own investment group, these senior professionals are integrated within our platform through economic, cultural and structural measures. Our senior professionals have the opportunity to participate in the incentive programs of multiple investment groups to reward collaboration across our investment activities. This collaboration takes place on a daily basis but is formally promoted through sophisticated internal systems and widely attended weekly or monthly meetings.

Organizational Structure

        The simplified diagram below (which omits certain wholly owned intermediate holding companies) depicts our organizational structure. Ownership information in the diagram below is presented as of December 31, 2016. All entities are organized in the state of Delaware unless otherwise indicated. Ares Management, L.P. is a holding partnership and, either directly or through direct subsidiaries, is the general partner of each of the Ares Operating Group entities, and operates and controls the business and affairs of the Ares Operating Group. Ares Management, L.P. consolidates the financial results of the Ares Operating Group entities, their consolidated subsidiaries and certain consolidated funds.

(1)
Ares Management, L.P. common unitholders have limited voting rights and have no right to remove our general partner or, except in the limited circumstances described below, elect the directors of our general partner. On those few matters that may be submitted for a vote of our common unitholders, Ares Voting LLC, an entity owned and controlled by Ares Partners Holdco LLC, which is in turn owned and controlled by the Holdco Members, holds a special voting unit that provides it with a number of votes, on any matter that may be submitted for a vote of our common unitholders, that is equal to the aggregate number of vested and unvested Ares Operating Group Units held directly or indirectly by the limited partners of the Ares Operating Group that do not directly hold a special voting unit. See "Material Provisions of Ares Management, L.P. Limited Partnership Agreement—Withdrawal or Removal of the General

  Partner," "—Meetings; Voting" and "—Election of Directors of General Partner" in the accompanying prospectus.

(2)
Assuming the full exchange of Ares Operating Group Units for our common units, Ares Management, L.P. will own 100% of the Ares Operating Group and Ares Owners Holdings L.P., Alleghany, ADIA and A.M., L.P. will own 72.13%, 5.92%, 16.35% and 5.60%, respectively, of Ares Management, L.P. The foregoing amounts exclude units issuable under equity incentive plans.

(3)
Each Ares Operating Group entity has both common units and a series of preferred units with economic terms designed to mirror those of the Series A Preferred Units outstanding.

(4)
Assuming the sale of all common units subject to this offering by the selling common unitholder and the full exchange of Ares Operating Group Units for our common units, ADIA will own 12.80% of the outstanding common units of Ares Management, L.P. upon the completion of this offering.

        Ares Management, L.P. was formed as a Delaware limited partnership on November 15, 2013. Our principal executive offices are located at 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067, and our telephone number is (310) 201-4100.

 The Offering

        This summary is not a complete description of the common units. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the common units, see the section entitled "Description of the Common Units" of the accompanying prospectus. Unless otherwise indicated, all units information in this prospectus supplement is based on the number of common units outstanding as of February 27, 2017 and excludes information on units reserved for issuance.

        In this portion of the summary, the terms "we," "us" and "our" refer only to Ares Management, L.P. and not to any of our subsidiaries.

Common Units Offered by the Selling Unitholder	7,500,000 common units.
Option to Purchase Additional Units

The selling unitholder has granted the underwriters an option to purchase, exercisable within 30 days of the date of this prospectus supplement, up to an additional 1,125,000 common units owned by it at the price to the public less the underwriting discount.

Common Units Outstanding as of the Date of this Prospectus Supplement	81,162,385 common units.
Common Units Outstanding as of the Date of this Prospectus Supplement Assuming Exchange of all outstanding Ares Operating Group Units for common units	211,590,698 common units.
Cash Distribution Policy

We expect to distribute to our common unitholders on a quarterly basis substantially all of Ares Management, L.P.'s share of distributable earnings, net of applicable corporate taxes and amounts payable under the tax receivable agreement, in excess of amounts determined by our general partner to be necessary or appropriate to provide for the conduct of our businesses, to make appropriate investments in our businesses and our funds, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our common unitholders for any ensuing quarter, subject to a base quarterly distribution target range of 80% to 90% of distributable earnings. The declaration, payment and determination of the amount of any distributions is at the sole discretion of our general partner, which may change our distribution policy at any time. We cannot assure you that any distributions, whether quarterly or otherwise, can or will be paid or that any cash distribution will be sufficient to cover taxes on any unitholder's allocable share of gain or income. See "Cash Distribution Policy" in the accompanying prospectus.

Exchange Agreement

We entered into an exchange agreement (which was amended and restated on July 1, 2016) with the holders of Ares Operating Group Units providing that such holders, subject to any applicable transfer restrictions, may up to four times each year (subject to the terms of the exchange agreement) exchange their Ares Operating Group Units for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications, or, at our option, for cash. A holder of Ares Operating Group Units must exchange one Ares Operating Group Unit in each of the three Ares Operating Group entities to effect an exchange for a common unit of Ares Management, L.P. Ares Management, L.P. holds, directly or through its subsidiaries, a number of Ares Operating Group Units equal to the number of common units that Ares Management, L.P. has issued. As a holder exchanges its Ares Operating Group Units, Ares Management, L.P.'s direct or indirect interest in the Ares Operating Group will be correspondingly increased. See "Certain Relationships and Related Transactions, and Director Independence—Exchange Agreement" appearing in our Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Tax Receivable Agreement

Future exchanges of Ares Operating Group Units may result in increases in the tax basis of the tangible and intangible assets of the relevant Ares Operating Group entity. These increases in tax basis may increase (for U.S. federal income tax purposes) depreciation and amortization deductions and potentially reduce gain on sales of assets, and therefore reduce the amount of tax that any direct subsidiaries of Ares Management, L.P. that are subject to U.S. corporate federal income tax would otherwise be required to pay in the future. These direct subsidiaries have entered into a tax receivable agreement with certain existing direct and indirect holders of Ares Operating Group Units whereby they agree to pay such holders or entities that will hold such Ares Operating Group Units on their behalf (the "TRA Recipients") 85% of the amount of cash tax savings, if any, in U.S. federal, state, local and foreign income tax or franchise tax that these direct subsidiaries actually realize as a result of these increases in tax basis under the tax receivable agreement. The TRA Recipients include, among others, our Holdco Members and other executive officers. See "Certain Relationships and Related Transactions, and Director Independence—Tax Receivable Agreement" appearing in our Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Investor Rights Agreement

We have entered into an investor rights agreement that grants Ares Owners Holdings L.P., ADIA and Alleghany the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act common units delivered in exchange for Ares Operating Group Units or common units of Ares Management, L.P. otherwise held by them. See "Certain Relationships and Related Transactions, and Director Independence—Investor Rights Agreement" and "Common Units Eligible For Future Sale—Strategic Investor Transfer Restrictions" appearing in our Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Voting Rights

Our general partner, Ares Management GP LLC, manages all of our operations and activities. Our common unitholders do not hold an interest in our general partner, which is wholly owned by Ares Partners Holdco LLC, an entity owned and controlled by the Holdco Members. Unlike the holders of common stock in a corporation, our common unitholders have limited voting rights and have no right to remove our general partner or, except in limited circumstances, elect the directors of our general partner.

On those few matters that may be submitted for a vote of our common unitholders, Ares Voting LLC, an entity wholly owned by Ares Partners Holdco LLC, which is in turn owned and controlled by the Holdco Members, holds a special voting unit that provides it with a number of votes, on any matter that may be submitted for a vote of our common unitholders, that is equal to the aggregate number of Ares Operating Group Units held by the limited partners of the Ares Operating Group entities that do not hold a special voting unit. Accordingly, the Holdco Members have sufficient voting power to determine the outcome of those few matters that may be submitted for a vote of our common unitholders. Accordingly, on those few matters that may be submitted for a vote of our common unitholders, our public unitholders (other than ADIA) collectively have 5.44% of the voting power of Ares Management, L.P, and the Holdco Members, through Ares Owners Holdings L.P. and the special voting unit held by Ares Voting LLC, have approximately 78% of the voting power of Ares Management, L.P. Our common unitholders' voting rights are further restricted by the provision in our partnership agreement stating that any common units held by a person that beneficially owns 20% or more of any class of our common units then outstanding (other than our general partner, Ares Owners Holdings L.P., a member of Ares Partners Holdco LLC or their respective affiliates, a direct or subsequently approved transferee of our general partner or its affiliates or a person who acquired such common units with the prior approval of our general partner) cannot vote on any matter. See "Material Provisions of Ares Management, L.P. Partnership Agreement—Withdrawal or Removal of the General Partner," "—Meetings; Voting" and "—Election of Directors of General Partner" in the accompanying prospectus .

Use of Proceeds

We will not receive any proceeds from the sale of common units by the selling unitholder. The selling unitholder will receive all of the net proceeds from its offering. We will bear certain expenses of this offering, which we estimate will be approximately $1,350,000.

See "Use of Proceeds" in this prospectus supplement.
NYSE Trading Symbol	"ARES."
Risk Factors	See "Risk Factors" in this prospectus supplement and the accompanying prospectus for a discussion of risks you should carefully consider before deciding to invest in our common units.

        The number of common units outstanding before and after this offering and the other information based thereon in this prospectus supplement, except where otherwise disclosed, excludes:

  •
  130,428,313 common units issuable upon exchange by holders of Ares Operating Group Units;

  •
  1,125,000 common units issuable upon exercise of the underwriters' option to purchase additional units; and

  •
  interests that may be granted under the Ares Management, L.P. 2014 Equity Incentive Plan (the "2014 Equity Incentive Plan"), consisting of:

  •
  14,950,301 restricted units to be settled in common units;

  •
  21,778,759 common units issuable upon exercise of options granted to our professionals; and

  •
  24,753,775 additional common units available for future grant under our 2014 Equity Incentive Plan, which amount is subject to automatic annual increases.

        Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their right to purchase up to an additional 1,125,000 common units from the selling unitholder.

RISK FACTORS

        Investing in the common units covered by this prospectus supplement and the accompanying prospectus involves various risks. You should carefully consider each of the risks described in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017 and incorporated by reference in this prospectus supplement and the accompanying prospectus, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov, and all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties discussed in the documents referred to above and other matters discussed in those documents could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of our common units. Moreover, the risks and uncertainties discussed in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of our common units could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the information incorporated or deemed incorporated herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of those words or other comparable words. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. Some of these factors are described under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017 and incorporated by reference in this prospectus supplement, and in accompanying prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the risk factors, as such factors may be updated from time to time, and other cautionary statements that are included in this prospectus and in our other periodic filings, which are accessible on the SEC's website at www.sec.gov. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these forward-looking statements. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Therefore, you should not place undue reliance on these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of 7,500,000 common units by the selling unitholder (or 8,625,000 common units if the underwriters exercise in full their option to purchase additional common units from the selling unitholder). The selling unitholder will receive all of the net proceeds from its offering. See "Selling Common Unitholder" in this prospectus supplement.

        We will bear certain expenses of this offering, which we estimate will be approximately $1,350,000.

 SELLING COMMON UNITHOLDER

        The following table sets forth information with respect to the selling unitholder and the common units beneficially owned by the selling unitholder that are being offered or sold pursuant to this prospectus.

	Number of Common Units Beneficially Owned Before the Offering		Number of Common Units Being Offered Hereby*	Number of Common Units Beneficially Owned After the Offering*
Name of Selling Unitholder	Number	Percent	Number	Number	Percent
AREC Holdings Ltd.(1)(2)	34,538,155	16.32%	7,500,000	27,038,155	12.78%

*
Assumes no exercise of the underwriters' option to purchase additional common units. If the underwriters exercise in full their option to purchase 1,125,000 additional common units, AREC Holdings Ltd. will sell an additional 1,125,000 common units and following such additional offering will beneficially own 25,913,155 common units (or 12.25% of the common units outstanding).

(1)
AREC Holdings Ltd., a Cayman Islands exempted company ("AREC"), is a wholly owned subsidiary of ADIA. Dispositive control of the common units held by AREC, which are non-voting, is shared by the members of AREC's board of directors who are Ahmed Abdullatif Ahmed Ibrahim Al Mosa, Ahmed Mohamed Ghubash Saeed AlMarri, Hamad Shahwan Surour Shahwan AlDhaheri, Khalifa Jaber Zaal Khalifa AlFalasi, Mohamed Ahmed Darwish Karam AlQubaisi and Saeed Musallam Mefleh Khamis AlMazrouei. The common units held by AREC may be disposed by AREC based on the determination of at least two of the members of AREC's board of directors, and, as such, the members of AREC's board of directors share dispositive power with respect to the common units. The address for AREC is Willow House, Cricket Square, P.O. Box 709, Grand Cayman, KY1-1107, Cayman Islands.

(2)
Assuming the full exchange of all outstanding Ares Operating Group Units for common units prior to this offering, AREC would hold 16.32% of the outstanding common units. Assuming the full exchange of all outstanding Ares Operating Group Units for common units after this offering, AREC would hold 12.78% of the outstanding common units assuming the underwriters' option is not exercised and 12.25% of the outstanding common units assuming the underwriters' option is exercised in full.

UNDERWRITING

        Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter's name.

Underwriter	Number of Common Units
Wells Fargo Securities, LLC	1,650,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,650,000
Morgan Stanley & Co. LLC	1,125,000
UBS Securities LLC	937,500
Goldman, Sachs & Co.	750,000
Barclays Capital Inc.	206,250
Citigroup Global Markets Inc.	206,250
Credit Suisse Securities (USA) LLC	206,250
Keefe, Bruyette & Woods, Inc.	206,250
RBC Capital Markets, LLC	206,250
SunTrust Robinson Humphrey, Inc.	206,250
MUFG Securities Americas Inc.	75,000
SMBC Nikko Securities America, Inc.	75,000

Total	7,500,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common units (other than those covered by the option to purchase additional units described below) if they purchase any of the common units.

        The common units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.51 per unit on sales to other dealers. If all the common units are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the units by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        If the underwriters sell more common units than the total number set forth in the table above, the selling unitholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,125,000 additional common units at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of common units approximately proportionate to that underwriter's initial purchase commitment. Any common units issued or sold under the option will be issued and sold on the same terms and conditions as the other common units that are the subject of this offering.

        We have agreed that, for a period of 60 days from the date of this prospectus supplement, we will not, without the prior written consent of Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement (other than any registration statement on

Form S-8 to register common units issued or available for future grant under our 2014 Equity Incentive Plan) under the Securities Act relating to, any common units or any securities convertible into or exercisable or exchangeable for common units, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common units or any such other securities or units, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common units or such other securities or units, in cash or otherwise, other than (A) the common units to be sold pursuant to this offering, (B) the issuance of common units or securities convertible into or exercisable or exchangeable for common units upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement, (C) the issuance of common units or securities convertible into or exercisable or exchangeable for common units pursuant to our 2014 Equity Incentive Plan or (D) the issuance of up to 10% of the common units outstanding after this offering (assuming all Ares Operating Group Units have been exchanged for common units), or securities convertible into or exercisable or exchangeable for common units in connection with mergers or acquisitions, joint ventures, commercial relationships or other strategic transactions; provided that, the acquiree of any such common units or securities convertible into or exercisable or exchangeable for common units pursuant to this clause (D) enters into a lock-up agreement, similar in form to the lock-up agreements entered into by the selling unitholder pursuant to this offering, with respect to such common units or securities convertible into or exercisable or exchangeable for common units.

        We have also agreed that for a period of 60 days after the date of this prospectus supplement, we (and certain of our affiliates) will not waive, modify or amend any transfer restrictions (including lock up provisions) relating to any Ares Operating Group Units or common units contained in any agreements with holders thereof, without the written consent of Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

        The selling unitholder, our general partner's directors and executive officers have entered into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any common units or any securities convertible into or exercisable or exchangeable for common units (including without limitation, common units or such other securities which may be deemed to be beneficially owned by such person or entity in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a unit option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common units or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common units or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any common units or any security convertible into or exercisable or exchangeable for common units, in each case other than (A) the common units to be sold by such person or entity pursuant to this offering, (B) transfers of common units as a bona fide gift or gifts or on death by will or intestacy to a member of his or her immediate family or to a trust, the beneficiaries of which are exclusively such person and/or a member or members of his or her immediate family or to a charitable organization, (C) transfers of common units, or any security convertible into or exercisable or exchangeable for common units, to any individual, partnership (including a limited partnership), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, association or other entity, that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity, (D) distributions of common units to members, stockholders, unitholders, partners or wholly-owned subsidiaries of such entity, (E) any transfers of common units to us for the purpose of satisfying the cashless exercise price or tax withholding obligations upon the exercise of options outstanding on the date of this prospectus supplement or the settlement of deferred restricted units outstanding on the date of this prospectus supplement, (F) the sale of any common units or other securities convertible into or exchangeable for, or that represent the right to receive, common units acquired in this offering or in open market transactions after the completion of this offering, (G) the pledge of common units or (H) if such person or entity is an executive director of our general partner and his or her terms of employment so provide as of this date of this prospectus supplement, transfers to us or our general partner upon his or her death or disability or termination of his or her employment; provided that in the case of any transfer or distribution pursuant to clause (B), (C), (D), (G) or (H), each donee, distributee, transferee, recipient or pledgee shall execute and deliver to Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated a lock-up letter in the form of this paragraph; and provided, further, that in the case of any transfer or distribution pursuant to clause (B), (C), (D), (E), (F), (G) or (H), no filing by any party (donor, donee, transferor or transferee) under Section 16 of the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 60-day period referred to above).

        With respect to the above-described lock up agreements for the selling unitholder, if the restrictions applicable to a Co-Founder under a lock up agreement with the underwriters are waived or released with respect to common units having an aggregate market value in excess of $5,000,000 (as determined by reference to the last sale price of common units on the New York Stock Exchange reported on the trading day immediately prior to such release or waiver), then the underwriters will notify the selling unitholder promptly of such waiver or release and the selling unitholder will automatically receive the full benefit of such waiver or release on a pro rata basis.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional common units from the selling unitholder.

	Per Common Unit	Without Option	Full Exercise
Public offering price	$20.00	$150,000,000	$172,500,000
Underwriting discount	$0.85	$6,375,000	$7,331,250
Proceeds, before expenses	$19.15	$143,625,000	$165,168,750

        The estimated offering expenses payable by us (excluding the underwriting discount) are approximately $1.35 million, which includes legal, accounting and printing costs and various other fees associated with registering the common units. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $10,000.

        In connection with the offering, the underwriters may purchase and sell common units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the option to purchase additional units, and stabilizing purchases. Short sales involve secondary market sales by the underwriters of a greater number of common units than they are required to purchase in the offering. "Covered" short sales are sales of common units in an amount up to the number of common units represented by the underwriters' option to purchase additional units. "Naked" short sales are sales of common units in an amount in excess of the number of common units represented by the underwriters' option to purchase additional units. Covering transactions involve purchases of common units either pursuant to the underwriters' option to purchase additional units or in the open market after the distribution has been completed to cover short positions. To close a naked short position, the underwriters must purchase common units in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering. To close a covered short position, the underwriters must purchase common units in the open market after the distribution has been completed or must exercise the option to purchase additional units. In determining the source of common units to close the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the option to purchase additional units. Stabilizing transactions involve bids to purchase common units so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters and their respective affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are joint lead arrangers and joint bookrunners, affiliates of Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated act as syndication agents, affiliates of Morgan Stanley & Co. LLC and SunTrust Robinson Humphrey, Inc. act as documentation agents and affiliates of Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Goldman, Sachs & Co., Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., MUFG Securities Americas Inc. and SMBC Nikko Securities America, Inc. are lenders under the credit facility of our indirect subsidiaries. To the extent that net proceeds from this offering are applied to temporarily repay borrowings under our Credit Facility, affiliates of the underwriters that are lenders under the credit facility of our indirect subsidiaries will receive proceeds from this offering through the repayment of those borrowings.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the common units. Any such short positions could adversely affect future trading prices of the common units. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        Because the Financial Industry Regulatory Authority views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Conduct Rules.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common units may not be circulated or distributed, nor may the common units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SPA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SPA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SPA, in each case subject to compliance with conditions set forth in the SPA.

        Where the common units are subscribed or purchased under Section 275 of the SPA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SPA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common units pursuant to an offer made under Section 275 of the SPA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SPA) or to a relevant person defined in Section 275(2) of the SPA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SPA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations

Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the common units may only be made to persons (the "Exempt Investors"), who are:

  (a)
  "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act; and

  (b)
  "wholesale clients" (within the meaning of section 761G of the Corporations Act),

so that it is lawful to offer the common units without disclosure to investors under Chapters 6D and 7 of the Corporations Act.

        The common units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapters 6D and 7 of the Corporations Act would not be required pursuant to an exemption under both section 708 and Subdivision B of Division 2 of Part 7.9 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapters 6D and 7 of the Corporations Act. Any person acquiring common units must observe such Australian on-sale restrictions.

        This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

        No advertisement, invitation or document relating to the common units has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the United Kingdom

        Our partnership may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000 ("FSMA") that is not a "recognised collective investment scheme" for the purposes of FSMA ("CIS") and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus supplement and the accompanying prospectus are only being distributed in the United Kingdom to, and is only directed at:

  (i)
  if we are a CIS and are marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the "CIS Promotion Order") or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

  (ii)
  otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order") or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

  (iii)
  in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as "relevant persons"). The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

        An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

Notice to Prospective Investors in Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Investors in Canada

        The common units may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common units must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

        The validity of the common units being offered hereby will be passed upon for us by Proskauer Rose LLP, Los Angeles, California. Proskauer Rose LLP and Simpson Thacher & Bartlett LLP have provided tax opinions in connection with the common units being offered hereby. Certain legal matters related to compliance with the Investment Company Act of 1940, as amended, will be passed upon for us by Simpson Thacher & Bartlett LLP. Proskauer Rose LLP and Simpson Thacher & Bartlett LLP have from time to time represented certain of the underwriters on unrelated matters. Certain legal matters have been passed upon for AREC Holdings Ltd. by Cleary Gottlieb Steen & Hamilton LLP, New York, New York and Collas Crill, Grand Cayman, Cayman Islands. The underwriters have been represented by Latham & Watkins LLP, Los Angeles, California, in connection with this offering. Latham & Watkins LLP has from time to time represented Ares and its affiliates on unrelated matters.

 EXPERTS

        The consolidated financial statements of Ares Management, L.P. appearing in Ares Management, L.P.'s Annual Report (Form 10-K) for the year ended December 31, 2016, and the effectiveness of Ares Management, L.P.'s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the units offered in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the units covered by this prospectus supplement and the accompanying prospectus, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus supplement and the accompanying prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and are required to file reports and other information with the SEC. You may inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's website. We intend to make available to our unitholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

        The SEC's rules allow us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the units covered by of this prospectus supplement and the accompanying prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

        We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 27, 2017 (File No. 001-36429);

  •
  Current Report on Form 8-K, filed on January 3, 2017 (File No. 001-36429);

  •
  Registration Statement on Form 8-A for registration of the common units pursuant to Section 12(b) of the Exchange Act, filed on April 28, 2014; and

  •
  All documents filed, but not furnished, by Ares Management, L.P. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement and the accompanying prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents from Ares Management, L.P., 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. You also may contact us at (310) 201-4100 or visit our website at http://www.aresmgmt.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus supplement or the accompanying prospectus, and you should not rely on any such information in making your decision whether to invest in the units covered by this prospectus supplement and the accompanying prospectus.

Common Units Representing Limited Partner Interests

Preferred Units Representing Limited Partner Interests

Ares Management, L.P.

        Ares Management, L.P. may from time to time, in one or more offerings, offer and sell limited partnership interests in Ares Management, L.P. in the form of common units or preferred units. In addition, certain selling unitholders may offer and sell limited partnership interests in Ares Management, L.P. in the form of common units from time to time, together or separately, in amounts, at prices and on terms that will be determined at the time of any such offering.

        This prospectus describes the general manner in which these securities may be offered and sold. We will provide the specific terms of any offering of these securities in a prospectus supplement. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you invest.

        These securities will be sold on a firm commitment underwriting basis. We reserve the sole right to accept, and we and the underwriters reserve the right to reject, in whole or in part, any proposed purchase of these securities. The applicable prospectus supplement will set forth the names of the underwriters, any applicable commissions or discounts payable to them and the specific terms of the plan of distribution. Our net proceeds from the sale of these securities also will be set forth in the applicable prospectus supplement.

        Our common units are listed on the New York Stock Exchange under the symbol "ARES." The last reported sale price of our common units on February 24, 2017 was $23.25 per common unit.

        Investing in our securities involves risks. Limited partnerships are inherently different than corporations. See "Risk Factors" on page 2 of this prospectus and in the "Risk Factors" section of our periodic reports filed with the Securities and Exchange Commission.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 27, 2017.

        Neither we nor any selling unitholders have authorized anyone to provide you with information or to make any representations about anything not contained in this prospectus, any amendment or supplement to this prospectus, any free writing prospectus prepared by us or on our behalf or the documents incorporated by reference in this prospectus. Neither we nor any selling unitholders take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus, any free writing prospectus prepared by us or on our behalf or the documents incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. We and any selling unitholders are offering to sell, and seeking offers to buy, only our units covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date, regardless of the time and delivery of this prospectus, any amendment or supplement to this prospectus or of any sale of the units covered by this prospectus.

        You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

        This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"). By using a shelf registration statement, we and/or certain selling unitholders may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus and the applicable prospectus supplement in amounts, at prices and on other terms to be determined at the time of the offering. This prospectus provides you with a general description of Ares Management, L.P. and the units that we and/or certain selling unitholders may offer. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits.

        In this prospectus, unless the context suggests otherwise, references to:

  •
  "Ares," "we," "us" and "our" refer to our businesses, both before and after the consummation of our reorganization into a holding partnership structure;

i

  •
  "Ares Operating Group" refer to, collectively, Ares Holdings L.P. ("Ares Holdings"), Ares Offshore Holdings L.P. ("Ares Offshore") and Ares Investments L.P. ("Ares Investments");

  •
  "Ares Operating Group Unit" or an "AOG Unit" refer to, collectively, a partnership unit in each of the Ares Operating Group entities;

  •
  "assets under management" or "AUM" refer to the assets we manage. For our funds other than collateralized loan obligations ("CLOs"), our AUM represents the sum of the net asset value of such funds, the drawn and undrawn debt (at the fund-level including amounts subject to restrictions) and uncalled committed capital (including commitments to funds that have yet to commence their investment periods). For our funds that are CLOs, our AUM represents subordinated notes (equity) plus all drawn and undrawn debt tranches;

  •
  "Co-Founders" refer to Michael Arougheti, David Kaplan, John Kissick, Antony Ressler and Bennett Rosenthal;

  •
  "Holdco Members" refer to the members of Ares Partners Holdco LLC, which include Michael Arougheti, R. Kipp deVeer, David Kaplan, Antony Ressler and Bennett Rosenthal;

  •
  "our funds" refer to the funds, alternative asset companies, co-investment vehicles and other entities and accounts that are managed or co-managed by Ares Holdings and its subsidiaries, and which are structured to pay fees. It also includes funds managed by Ivy Hill Asset Management, L.P., a wholly owned portfolio company of Ares Capital Corporation (NASDAQ: ARCC), and a registered investment adviser;

  •
  "our general partner" refer to Ares Management GP LLC, an entity wholly owned by Ares Partners Holdco LLC, which is in turn owned and controlled by the Holdco Members;

  •
  "our limited partnership agreement" refer to the Second Amended and Restated Limited Partnership of Ares Management, L.P., by and among our general partner and the limited partners party thereto, as it may be amended from time to time;

  •
  "Predecessors" refer to Ares Holdings Inc. and Ares Investments LLC, our accounting predecessors, as well as their wholly owned subsidiaries and managed funds, in each case prior to the reorganization on May 1, 2014 in connection with our initial public offering;

  •
  "Series A Preferred Units" refer to the preferred units representing limited partnership interests in Ares Management, L.P. that we issued in June 2016.

  •
  "unitholders" refer to the holders of any limited partnership interest in Ares Management, L.P., whether common or preferred; and

  •
  "units" refer to any limited partnership interest in Ares Management, L.P., including common units and preferred units.

        Certain of the terms used in this prospectus, including AUM, may not be comparable to similarly titled measures used by other companies. In addition, our definition of AUM is not based on any definition of AUM that is set forth in the agreements governing the investment funds that we manage and may differ from definitions of AUM set forth in other agreements to which we are a party from time to time. Amounts and percentages throughout this prospectus may reflect rounding adjustments and consequently totals may not appear to sum.

ii

ARES

        This prospectus contains certain information about Ares Management, L.P. and our units. This prospectus is not complete and does not contain all of the information that you should consider before making an investment in the units covered by this prospectus. You should read carefully the information appearing in this prospectus and in any prospectus supplement we may provide to you in connection with an offering of the units covered by this prospectus and in the documents incorporated and deemed to be incorporated by reference in this prospectus.

        Ares is a leading global alternative asset manager with approximately $95.3 billion of assets under management and approximately 925 employees in over 15 offices across the United States, Europe, Asia and Australia, all as of December 31, 2016. We offer our investors a range of investment strategies and seek to deliver attractive performance to a growing investor base that includes approximately 695 direct institutional relationships and a significant retail investor base across our publicly traded and sub-advised funds. Since our inception in 1997, we have adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns through market cycles. Ares believes each of its three distinct but complementary investment groups in Credit, Private Equity and Real Estate is a market leader based on assets under management and investment performance. We believe we have created value for our stakeholders not only through our investment performance but also by expanding our product offering, enhancing our distribution channels, increasing our global presence, investing in our non-investment functions, securing strategic partnerships and completing accretive acquisitions and portfolio purchases. In 2016, we announced the combination of the Tradable Credit and Direct Lending Groups to form the Credit Group and we moved the Special Situations strategy from the Credit Group to the Private Equity Group to reflect changes in how we manage our investment operations.

        For a description of our business, financial condition, results of operations and other important information, we refer you to our filings with SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see "Where You Can Find More Information."

        Our common units are listed on the NYSE under the symbol "ARES," and our 7.00% Series A Preferred Units representing limited partner interests are listed on the NYSE under the symbol "ARES PR A."

        Ares Management, L.P. was formed as a Delaware limited partnership on November 15, 2013. Our principal executive offices are located at 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067, and our telephone number is (310) 201-4100. Our website is http://www.aresmgmt.com. Our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to invest in the units covered by this prospectus.

 RISK FACTORS

        Investing in the units covered by this prospectus involves various risks. You should carefully consider each of the risks described in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017 and incorporated by reference in this prospectus, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov, and all of the other information included or incorporated by reference in this prospectus, and in any prospectus supplement that we provide you in connection with an offering of units covered by this prospectus. The risks and uncertainties discussed in the documents referred to above and other matters discussed in those documents could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of our common units or preferred units. Moreover, the risks and uncertainties discussed in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of our common units or preferred units could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of those words or other comparable words. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. Some of these factors are described under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017 and incorporated by reference in this prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the risk factors, as such factors may be updated from time to time, and other cautionary statements that are included in this prospectus and in our other periodic filings, which are accessible on the SEC's website at www.sec.gov. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these forward-looking statements. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Therefore, you should not place undue reliance on these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

 USE OF PROCEEDS

        Unless otherwise specified in a prospectus supplement prepared in connection with an offering by us of units covered by this prospectus, the net proceeds from the sale by us of the units covered by this prospectus will be used for general corporate purposes. General corporate purposes may include repayment, repurchase or redemption of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested or temporarily used to repay indebtedness prior to deployment for their intended purposes.

        In the case of a sale of units by any selling unitholders, we will not receive any of the proceeds from such sale.

CASH DISTRIBUTION POLICY

Distribution Policy for Common Units

        We expect to distribute to our common unitholders on a quarterly basis substantially all of Ares Management, L.P.'s share of distributable earnings, net of applicable corporate taxes and amounts payable under the tax receivable agreement, in excess of amounts determined by our general partner to be necessary or appropriate to provide for the conduct of our businesses, to make appropriate investments in our businesses and our funds, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our common unitholders for any ensuing quarter, subject to a base quarterly distribution target range of 80% to 90% of distributable earnings.

        In most years, the aggregate amounts of distributions to our common unitholders will not equal our distributable earnings for that year. Our distributable earnings will only be a starting point for the determination of the amount to be distributed to our common unitholders because, as noted above, in determining the amount to be distributed, we will subtract from our distributable earnings any amounts determined by our general partner to be necessary or appropriate to provide for the conduct of our businesses, to make appropriate investments in our businesses and our funds, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our common unitholders for any ensuing quarter.

        Because Ares Management, L.P. is a holding partnership and has no material assets other than its ownership of Ares Operating Group Units (held through wholly owned subsidiaries in the case of Ares Holdings and Ares Offshore), we will fund distributions by Ares Management, L.P., if any, in three steps:

  •
  first, we will cause the Ares Operating Group entities to make distributions to their partners, including the direct subsidiaries of Ares Management, L.P. If the Ares Operating Group entities make such distributions, the partners of the Ares Operating Group entities will be entitled to receive equivalent distributions pro rata based on their partnership units in the Ares Operating Group (except as set forth in the following paragraph);

  •
  second, we will cause Ares Management, L.P.'s direct subsidiaries to distribute to Ares Management, L.P. their share of such distributions, net of any taxes and amounts payable under the tax receivable agreement by such direct subsidiaries; and

  •
  third, Ares Management, L.P. will distribute its net share of such distributions to our common unitholders on a pro rata basis.

        Because our direct subsidiaries that are corporations for U.S. federal income tax purposes must pay corporate income and franchise taxes and make payments under the tax receivable agreement, the amounts ultimately distributed by us to our common unitholders are generally expected to be less, on a per unit basis, than the amounts distributed by the Ares Operating Group entities to their respective partners in respect of their Ares Operating Group Units.

        In addition, governing agreements of the Ares Operating Group entities will provide for cash distributions, which we refer to as "tax distributions," to the partners of such entities if the general partners of the Ares Operating Group entities determine that the taxable income of the relevant Ares Operating Group entity gives rise to taxable income for its partners. Generally, these tax distributions will be computed based on our estimate of the net taxable income of the relevant entity multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in Los Angeles, California or New York, New York, whichever is higher (taking into account the non-deductibility of certain expenses and the character of our income). The Ares Operating Group will make tax distributions only to the extent distributions from such entities for the relevant year were otherwise insufficient to cover such tax liabilities.

        The declaration, payment and determination of the amount of any distributions will be at the sole discretion of our general partner, who may change our distribution policy at any time. We cannot assure you that any distributions, whether quarterly or otherwise, can or will be paid. In making decisions regarding our quarterly distribution, our general partner will take into account:

  •
  general economic and business conditions;

  •
  our strategic plans and prospects;

  •
  our businesses and investment opportunities;

  •
  our financial condition and operating results, including our cash position, our net income and our realizations on investments made by our funds;

  •
  working capital requirements and other anticipated cash needs;

  •
  contractual restrictions and obligations, including payment obligations pursuant to the tax receivable agreement and restrictions pursuant to the our credit facilities;

  •
  legal, tax and regulatory restrictions;

  •
  restrictions and other implications on the payment of distributions by us to our common unitholders or by our subsidiaries to us; and

  •
  such other factors as our general partner may deem relevant.

        Under the Delaware Limited Partnership Act, Ares Management, L.P. may not make a distribution to a partner if after the distribution all of our liabilities, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of our assets. If we were to make such an impermissible distribution, any limited partner who received a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act would be liable to us for the amount of the distribution for three years. In addition, under our credit facilities, certain subsidiaries of the Ares Operating Group would be prohibited from making distributions in certain circumstances, including if an Event of Default (as defined in our credit facilities) has occurred and is continuing.

        In addition, the cash flow from operations of the Ares Operating Group entities may be insufficient to enable them to make required minimum tax distributions to their partners, in which case the Ares Operating Group may have to borrow funds or sell assets, which could have a material adverse effect on our liquidity and financial condition. Furthermore, by paying cash distributions rather than investing that cash in our businesses, we might risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations, new investments or unanticipated capital expenditures, should the need arise.

        Although a portion of any distributions by us to our common unitholders may include carried interest received by us, we do not intend to seek fulfillment of any clawback obligation by seeking to have our common unitholders return any portion of such distributions attributable to carried interest associated with any clawback obligation.

        Please see "Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources," appearing in the Annual Report, which is incorporated by reference in this prospectus supplement for additional information regarding distributions to our common unitholders.

 CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner or its affiliates or associates (including each party's respective owners), including the Holdco Members, on the one hand, and us, our subsidiaries or our unitholders, on the other hand.

        Whenever a potential conflict arises between our general partner or its affiliates or associates, on the one hand, and us, our subsidiaries or our unitholders, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that reduce and eliminate our general partner's and its affiliates' and associates' duties (including fiduciary duties) to us and the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that without those limitations might constitute breaches of duty (including fiduciary duties).

        Our partnership agreement provides that our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our unitholders if the resolution or course of action in respect of the conflict of interest is approved by:

  •
  the conflicts committee, although our general partner is not obligated to seek such approval;

  •
  the vote of a majority of the voting power of our voting units, excluding any voting units owned by our general partner, the Holdco Members and any of their respective affiliates, although our general partner is not obligated to seek such approval; or

  •
  our general partner in its good faith.

        Our general partner may, but is not required to, seek the approval of such resolution or course of action from the conflicts committee or the holders of our voting units. If our general partner does not seek approval from the conflicts committee or the holders of our voting units and our general partner subjectively believes that the resolution or course of action taken with respect to the conflict of interest was not opposed to our best interests, then it will be conclusively deemed that such determination was made in good faith and shall not be a breach of our partnership agreement or any duty. In any proceeding brought by or on behalf of any limited partner or us or any other person bound by our partnership agreement, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee each may consider any factors it determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances.

        The standards set forth in the three bullet points above establish the procedures by which conflict of interest situations are to be resolved pursuant to our partnership agreement. These procedures benefit our general partner by providing our general partner with significant flexibility with respect to its ability to make decisions and pursue actions involving conflicts of interest. Given the significant flexibility afforded our general partner to resolve conflicts of interest—including that our general partner has the right to determine not to seek the approval of our unitholders or conflicts committee with respect to the resolution of such conflicts—our general partner may resolve conflicts of interest pursuant to our partnership agreement in a manner that our unitholders may not believe to be in their or in our best interests. Neither our unitholders nor we will have any recourse against our general partner if our general partner satisfies one of the standards described in the three bullet points above.

        In addition to the provisions relating to conflicts of interest, our partnership agreement contains provisions that waive or consent to conduct by our general partner or its affiliates or associates that might otherwise raise issues about compliance with fiduciary duties or otherwise applicable law. For example, our partnership agreement provides that when our general partner, in its capacity as our general partner, is permitted to or required to make a decision in its "sole discretion" or "discretion" or under a grant of similar authority or latitude or pursuant to any provision not subject to an express standard of "good faith," then our general partner will be entitled to consider only such interests and factors as it desires, including its own interests and the interests of the Holdco Members, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our unitholders and will not be subject to any different standards imposed by our partnership agreement, or otherwise existing at law, in equity or otherwise. These modifications of fiduciary duties are expressly permitted by Delaware law. Hence, we and our unitholders will only have recourse and be able to seek remedies against our general partner if our general partner breaches its obligations pursuant to our partnership agreement, even if our general partner were to act in a manner that was inconsistent with traditional fiduciary duties. Furthermore, even if there has been a breach of the obligations set forth in our partnership agreement, our partnership agreement provides that our general partner and its members, managers, officers and directors will not be liable to us or our unitholders for any acts or omissions unless there has been a final and non-appealable entered judgment by a court of competent jurisdiction determining that our general partner or its members, managers, officers and directors acted in bad faith or with criminal intent. These modifications are detrimental to our unitholders because they restrict the remedies available to our unitholders for actions that without those limitations might constitute breaches of duty (including fiduciary duty).

Potential Conflicts

        Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash flow from operations available for distribution to our unitholders.

        The amount of cash flow from operations that is available for distribution to our unitholders is affected by decisions of our general partner regarding such matters as:

  •
  the amount and timing of cash expenditures, including those relating to compensation;

  •
  the amount and timing of investments and dispositions;

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  levels of indebtedness;

  •
  tax matters;

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  levels of reserves; and

  •
  issuances of additional partnership securities.

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders. Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates or associates on terms that our general partner agrees to in good faith.

We reimburse our general partner for expenses.

        We reimburse our general partner for all costs, fees and expenses incurred by our general partner (or any direct or indirect equityholders of our general partner) in managing us or allocable to us or otherwise incurred operating us as determined by our general partner, in its sole discretion, and for example, we do not elect, appoint or employ any directors, officers or other employees. All of those persons are elected, appointed or employed by our general partner on our behalf, and accordingly we will reimburse our general partner for the costs and expenses associated with retaining and employing such directors, officers and other employees.

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner, its assets or its owners. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability. The limitation on our general partner's liability does not constitute a waiver of compliance with U.S. federal securities laws that would be void under Section 14 of the Securities Act.

Our unitholders will have no right to enforce obligations of our general partner and its affiliates or associates under agreements with us.

        Any agreements between us, on the one hand, and our general partner or its affiliates or associates, on the other, do not and will not grant to our unitholders, separate and apart from us, the right to enforce the obligations of our general partner or its affiliates or associates in our favor.

Contracts between us, on the one hand, and our general partner or its affiliates or associates, on the other, will not be the result of arm's-length negotiations.

        Our partnership agreement allows our general partner to determine in its sole discretion any amounts to pay itself for any services rendered to us by our general partner (or any direct or indirect equityholders of our general partner). Our general partner may also enter into additional contractual arrangements with any of its affiliates or associates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us on the one hand, and our general partner or its affiliates or associates on the other, are or will be the result of arm's-length negotiations.

        Our general partner will determine the terms of any of these transactions entered into after this offering on terms to which it agrees in good faith.

        Our general partner and its affiliates and associates have no obligation to permit us to use any facilities or assets of our general partner or its affiliates or associates, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of our general partner or its affiliates or associates to enter into any contracts of this kind.

Our units are subject to our general partner's limited call right.

        Our general partner may exercise its right to call and purchase units as provided in our partnership agreement or assign this right to one of its affiliates or associates or to us. Our general partner may use its sole discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a unitholder may have units purchased from him, her or it at an undesirable time or price. See "Material Provisions of Ares Management, L.P. Limited Partnership Agreement—Limited Call Right."

We may choose not to retain separate counsel for ourselves or for our unitholders.

        Attorneys, independent accountants and others who perform services for us are selected by our general partner, and may perform services for our general partner and its affiliates or associates. We are not required to retain separate counsel for ourselves or our unitholders in the event of a conflict of interest between our general partner or its affiliates or associates on the one hand, and us or our unitholders on the other.

Our general partner's affiliates may compete with us.

        Our partnership agreement provides that our general partner is restricted from engaging in any business activities other than activities incidental to its ownership of interests in us. Our partnership agreement does not prohibit affiliates of our general partner, including the Holdco Members, from engaging in other businesses or activities, including those that might compete directly with us.

Certain of our subsidiaries have obligations to investors in our funds and may have obligations to other third parties that may conflict with your interests.

        Our subsidiaries that serve as the general partners of our funds have fiduciary and contractual obligations to the investors in those funds and some of our subsidiaries may have contractual duties to other third parties. As a result, we expect to regularly take actions with respect to the allocation of investments among our funds (including funds that have different fee structures), the purchase or sale of investments in our funds, the structuring of investment transactions for those funds, the advice we provide or otherwise that comply with these fiduciary and contractual obligations. In addition, directors and officers of our general partner and our personnel have made personal investments in a variety of our funds, which may result in conflicts of interest among investors in our funds or our unitholders regarding investment decisions for these funds. Some of these actions might at the same time adversely affect our near-term results of operations or cash flow.

Tax considerations of our senior professional owners may conflict with your interests.

        Because our senior professional owners hold their Ares Operating Group Units directly or through entities that are not subject to corporate income taxation and Ares Management, L.P. holds Ares Operating Group Units directly or through direct subsidiaries, at least one of which is subject to taxation as a corporation in the United States, conflicts may arise between our senior professional owners and Ares Management, L.P. relating to the selection and structuring of investments. Our unitholders will be deemed to expressly acknowledge that our general partner is under no obligation to consider the separate interests of our unitholders (including among other things the tax consequences to our unitholders) in deciding whether to cause us to take (or decline to take) any actions.

Fiduciary Duties

        Duties owed to us and our unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Limited Partnership Act provides that Delaware limited partnerships may in their partnership agreements expand, restrict or eliminate the duties (including fiduciary duties) otherwise owed by a general partner or any other person to limited partners and the partnership.

        Our partnership agreement contains provisions that eliminate the fiduciary duties that otherwise would be owed by our general partner and its affiliates and associates to us and our unitholders at law or in equity. Accordingly, our general partner and its affiliates and associates are only subject to the contractual duties set forth in our partnership agreement and, to the extent a party to our partnership agreement, to the implied contractual covenant of good faith and fair dealing. We have adopted these modifications to allow our general partner and its affiliates and associates to engage in transactions with us that might otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests and the interests of the unitholders when resolving conflicts of interest. Without these modifications, our general partner's ability to make decisions involving conflicts of interest would be restricted. These modifications are detrimental to our unitholders because they restrict the remedies available to unitholders for actions that without those limitations might constitute breaches of duty (including a fiduciary duty), as described below, and they permit our general partner and its affiliates and associates to take into account their own interests and the interests of third parties in addition to our interests and the interests of the unitholders when resolving conflicts of interest.

        The following is a summary of the duties owed by our general partner to the limited partners under our partnership agreement as compared to the default fiduciary duty standards that otherwise would be owed by our general partner to the limited partners at law or in equity:

State Law Fiduciary Duty Standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. In the absence of a provision in a partnership agreement providing otherwise, the duty of care would generally require a general partner to inform itself prior to making a business decision of all material information reasonably available to it. In the absence of a provision in a partnership agreement providing otherwise, the duty of loyalty would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction that is not fair to and in the best interests of the partnership where a conflict of interest is present.
Partnership Agreement Modified Standards

General.    Our partnership agreement contains provisions that waive duties of or consent to conduct by our general partner and its affiliates and associates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner, in its capacity as our general partner, is permitted to or required to make a decision in its "discretion" or "sole discretion" or under a grant of similar authority or latitude or pursuant to any provision of our partnership agreement not subject to an express standard of "good faith," then our general partner will not be subject to any fiduciary duty and will be entitled to consider only such interests and factors as it desires, including its own interests and the interests of the Holdco Members, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any factors affecting us or any limited partners, including our unitholders, and will not be subject to any different standards imposed by our partnership agreement or otherwise existing at law, in equity or otherwise. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner and its affiliates and associates, our partnership agreement further provides that our general partner and its members, managers, officers and directors will not be liable to us, our limited partners, including our unitholders, or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its members, managers, officers or directors acted in bad faith or with criminal intent.

Special Provisions Regarding Affiliated Transactions.    Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of holders of voting units (excluding voting units owned by the general partner and its affiliates and associates) and that are not approved by the conflicts committee of the board of directors of our general partner or by our general partner in good faith will conclusively be deemed approved by the partnership and all partners, and will not constitute a breach of our partnership agreement or of any duty (including any fiduciary duty) existing at law, in equity or otherwise, unless our general partner subjectively believes that the resolution or course of action in respect of such conflict of interest is opposed to the best interests of the partnership.

In any proceeding brought by or on behalf of any limited partner, including our unitholders, or our partnership or any other person bound by our partnership agreement, the person bringing or prosecuting such proceeding will have the burden of proving that the general partner subjectively believed that such resolution or course of action was opposed to the best interests of the partnership. These standards reduce the obligations to which our general partner would otherwise be held.

Rights and Remedies of Unitholders Restricted by Modified Standards

The Delaware Limited Partnership Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself, herself or itself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

        By holding the units, each unitholder will automatically agree to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Limited Partnership Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a unitholder to sign our partnership agreement will not render our partnership agreement unenforceable against that person.

        We have agreed to indemnify our general partner, any departing general partner, any person who is or was a tax matters partner, partnership representative, member, manager, officer or director of our general partner or any departing general partner, any member, manager, officer or directors of our general partner or any departing general partner who is or was serving at the request of our general partner as a director, officer, manager, employee, trustee, fiduciary, partner, tax matters partner, member, representative, agent or adviser of another person, any person who controls our general partner or any departing general partner, any person who is named in the registration statement of which this prospectus forms a part as being or about to become a director of our general partner, or any person designated by our general partner as an indemnitee in its sole and absolute discretion. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that these persons acted in bad faith or with criminal intent. We have also agreed to provide this indemnification for criminal proceedings. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Commission such indemnification is contrary to public policy and therefore unenforceable. See "Material Provisions of Ares Management, L.P. Limited Partnership Agreement—Indemnification."

RATIO OF COMBINED FIXED CHARGES AND PREFERRED EQUITY DISTRIBUTIONS TO EARNINGS

        The following table presents the ratio of combined fixed charges and preferred equity distributions to earnings for us and our consolidated subsidiaries for the periods indicated. For the purposes of calculating the ratio of combined fixed charges and preferred equity distributions to earnings, "fixed charges" consist of interest incurred on all indebtedness and amortization of capitalized expenses relating to indebtedness. "Earnings" consist of the sum of (i) pre-tax income before adjustment for non-controlling interests in consolidated entities or income or loss from equity investees, (ii) fixed charges and (iii) distributed income of equity investees, less the sum of (i) preference security dividend requirements of consolidated subsidiaries and (ii) non-controlling interests in pre-tax income of subsidiaries that have not incurred fixed charges.

	Year Ended December 31,
	2016	2015	2014	2013	2012
				(Predecessor)	(Predecessor)
Ratio of combined fixed charges and preferred equity distributions to earnings	10.4x	5.2x	15.2x	23.9x	36.2x

 DESCRIPTION OF UNITS

Common Units

        Our common units represent limited partner interests in Ares Management, L.P. The holders of our common units are entitled to participate in our distributions and exercise the rights or privileges that will be available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of our common units in and to our distributions, see "Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Distribution Policy for Common Units" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017 and incorporated by reference in this prospectus. For a description of the rights and privileges of limited partners that are available under our partnership agreement, including voting rights, see "Material Provisions of Ares Management, L.P. Limited Partnership Agreement."

        Unless our general partner determines otherwise, we will issue all our common units in uncertificated form.

Listing

        Our common units are listed on the NYSE under the symbol "ARES."

Transfer Agent and Registrar

        American Stock Transfer and Trust Company is the registrar and transfer agent for our common units. You may contact the registrar and transfer agent at 6201 15th Avenue, Brooklyn, New York 11219.

Preferred Units

        The following is a summary of some of the terms of the preferred units of Ares Management, L.P. We will provide specific terms of any offering of preferred units in a prospectus supplement.

Authorized Preferred Units

        We are authorized to issue, for the consideration and on the terms and conditions established by the board of directors of our general partner in its sole discretion and without the approval of any limited partners, an unlimited number of preferred units.

        The board of directors of our general partner may, without further action by the holders of our common units or any outstanding class of preferred units (in each case unless required by the rules of any applicable stock exchange), cause us to issue from time to time one or more other classes or series of our units, including one or more classes of preferred units. The board of directors of our general partner may determine, in its sole discretion, the terms, designations, preferences, rights, powers and duties of any such future preferred units, including:

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  the ranking of such preferred units relative to our other units;

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  the right to share in allocations of partnership income and loss;

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  the right to share in partnership distributions;

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  the rights upon our dissolution and liquidation;

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  whether, and the terms and conditions upon which, such preferred units are redeemable;

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  whether, and the terms and conditions upon which, such preferred units may be converted or exchanged;

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  the terms and conditions upon which such preferred unit will be issued; and

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  the right, if any, of the holder of each such preferred unit to vote on matters as a limited partner of the partnership, including matters relating to the relative designations, preferences, rights, powers and duties of such preferred units.

Transfer of Units

        By acceptance of the transfer of our common units or preferred units in accordance with our limited partnership agreement, each transferee of our common units or preferred units will be admitted as a unitholder with respect to the common units or preferred units transferred when such transfer and admission is reflected in our books and records, with or without execution of our limited partnership agreement. Additionally, each transferee of our common units or preferred units will:

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  represent that the transferee has the capacity, power and authority to enter into our limited partnership agreement;

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  become bound by the terms of, and will be deemed to have agreed to be bound by, our limited partnership agreement; and

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  make the consents, acknowledgements and waivers that are set forth in our limited partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

        Common units and preferred units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor will give the transferee the right to become a substituted limited partner in our partnership for the transferred common units or preferred units.

        Until a common unit or preferred unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common unit or preferred unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. A beneficial holder's rights are limited solely to those that it has against the record holder as a result of any agreement between the beneficial owner and the record holder.

MATERIAL PROVISIONS OF ARES MANAGEMENT, L.P.
LIMITED PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of the Second Amended and Restated Agreement of Limited Partnership of Ares Management, L.P. The Second Amended and Restated Agreement of Limited Partnership of Ares Management, L.P. is filed as an exhibit to the registration statement of which this prospectus forms a part and is referred to in this prospectus as our limited partnership agreement. The following summary is qualified in its entirety by reference thereto.

        We summarize the following provisions of our limited partnership agreement elsewhere in this prospectus:

  •
  with regard to transfer of units, see "Description of Units—Transfer of Units"; and

  •
  with regard to allocations of taxable income and taxable loss, see "Material U.S. Federal Tax Considerations."

General Partner

        Our general partner, Ares Management GP LLC, manages all of our operations and activities. Our general partner is authorized in general to perform all acts that it determines to be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, carrying out our purposes and conducting our businesses. Our limited partnership agreement provides that our general partner, in managing our operations and activities, is entitled to consider only such interests and factors as it desires, including its own interests, and has no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any limited partners, and is not subject to any different standards imposed by our limited partnership agreement, any other agreement contemplated by our limited partnership agreement, or otherwise at law, in equity or otherwise. Ares Management GP LLC is wholly owned by Ares Partners Holdco LLC, an entity owned and controlled by the Holdco Members. See "Certain Relationships and Related Transactions, and Director Independence—Our General Partner" included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017 and incorporated by reference in this prospectus. Our unitholders have limited voting rights on matters affecting our businesses and, therefore, have limited ability to influence management's decisions regarding our businesses. The voting rights of our unitholders are limited as set forth in our limited partnership agreement and in the Delaware Limited Partnership Act. For example, our general partner may generally make amendments to our limited partnership agreement or certificate of limited partnership without the approval of any unitholder as set forth below under "—Amendment of our Limited Partnership Agreement—No Limited Partner Approval."

Organization

        We were formed on November 15, 2013 and will continue until cancellation of our certificate of limited partnership as provided in the Delaware Limited Partnership Act.

Purpose

        Under our limited partnership agreement we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner in its sole discretion and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Limited Partnership Act.

Power of Attorney

        Each limited partner, and each person who acquires a limited partner interest in accordance with our limited partnership agreement, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, dissolution or termination. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our limited partnership agreement and certificate of limited partnership, in each case in accordance with our limited partnership agreement.

Capital Contributions

        Our unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability." Our general partner is not obligated to make any capital contributions.

Limited Liability

        Assuming that a limited partner does not participate in the control of our businesses within the meaning of the Delaware Limited Partnership Act and that he, she or it otherwise acts in conformity with the provisions of our limited partnership agreement, his, her or its liability under the Delaware Limited Partnership Act is limited, subject to possible exceptions, to the amount of capital he, she or it was obligated to contribute to us for his, her or its units plus his, her or its share of any undistributed profits and assets, plus his, her or its obligation to make other payments that are provided for in our limited partnership agreement. If it were determined however that the right, or exercise of the right, by the limited partners as a group:

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  to remove or replace our general partner in limited circumstances;

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  to approve some amendments to our limited partnership agreement; or

  •
  to take other action under our limited partnership agreement,

constituted "participation in the control" of our businesses for the purposes of the Delaware Limited Partnership Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. The Delaware Limited Partnership Act does not, nor does our limited partnership agreement, specifically provide for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law. The limitation on our general partner's liability does not constitute a waiver of compliance with U.S. federal securities laws that would be void under Section 14 of the Securities Act.

        Under the Delaware Limited Partnership Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Limited Partnership Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Limited Partnership Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Limited Partnership Act, a substituted limited partner of a limited partnership is liable for the obligations of his, her or its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the limited partnership agreement.

        Moreover, if it were determined that we were conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner in limited circumstances, to approve some amendments to our limited partnership agreement or to take other action under our limited partnership agreement constituted "participation in the control" of our businesses for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We intend to operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        Our limited partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions determined by our general partner in its sole discretion without the approval of any limited partners.

        In accordance with the Delaware Limited Partnership Act and the provisions of our limited partnership agreement, we are able to issue additional partnership interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to our common units.

Distributions

        Distributions will be made to the holders of common units pro rata in proportion to their respective common unit ownership interests. See "Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Distribution Policy for Common Units" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017 and incorporated by reference in this prospectus. The terms governing distributions to holders of preferred units (if any) will be set forth in an amendment to our limited partnership agreement.

Amendment of our Limited Partnership Agreement

General

        Amendments to our limited partnership agreement may be proposed only by our general partner. To adopt a proposed amendment, other than the amendments that require the approval of each limited partner affected or that do not require limited partner approval, each as discussed below, our general partner must seek approval of the holders of a majority of our outstanding voting units, unless a greater or lesser percentage is required under our limited partnership agreement. Our general partner will seek written approval of the requisite percentage of the voting power of outstanding voting units or call a meeting of the limited partners to consider and vote upon the proposed amendment. See "—Meetings; Voting."

Prohibited Amendments

        No amendment may be made that would:

          (1)   enlarge the obligations of any limited partner without its consent, unless such enlargement may be deemed to have occurred as a result of any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests that has been approved by the holders of not less than a majority of the outstanding partnership interests of the class affected; or

          (2)   enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates or associates without the consent of our general partner, which may be given or withheld in its sole discretion.

No Limited Partner Approval

        Our general partner may generally make amendments to our limited partnership agreement or certificate of limited partnership without the approval of any limited partner to reflect:

          (1)   a change in the name of the partnership, the location of the partnership's principal place of business, the partnership's registered agent or its registered office;

          (2)   the admission, substitution, withdrawal or removal of partners in accordance with our limited partnership agreement;

          (3)   a change that our general partner determines in its sole discretion is necessary, appropriate, proper, advisable or incidental to, or in furtherance of, qualifying or continuing the qualification of the partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or other jurisdiction or ensuring that the partnership and its relevant subsidiaries will not be treated as (to the extent not so treated) associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

          (4)   a change that our general partner determines in its sole discretion to be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, addressing certain changes in U.S. federal, state or local income tax regulations, legislation or interpretation;

          (5)   an amendment that our general partner determines is necessary or appropriate, based on the advice of counsel, to prevent the partnership or our general partner or its affiliates or associates, from having a material risk of being in any manner subjected to registration under the provisions of the Investment Company Act of 1940, as amended (the "Investment Company Act"), the Investment Advisers Act of 1940, as amended (the "Advisers Act") or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

          (6)   an amendment that our general partner determines in its sole discretion to be necessary, appropriate, proper, advisable or incidental in connection with, or in furtherance of, the creation, authorization or issuance of any class or series of partnership securities or options, rights, warrants or appreciation rights relating to partnership securities;

          (7)   any amendment expressly permitted in our limited partnership agreement to be made by our general partner acting alone;

          (8)   an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination agreement that has been approved under the terms of our limited partnership agreement;

          (9)   any amendment that in the sole discretion of our general partner is necessary, appropriate, proper, advisable or incidental to, or in furtherance of, reflecting and accounting for the formation by the partnership of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity;

          (10) a change in our fiscal year or taxable year and related changes;

          (11) a merger with or conversion or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conversion or conveyance other than those it receives by way of the merger, conversion or conveyance or those arising out of its incorporation or formation;

          (12) an amendment effected, necessitated or contemplated by an amendment to any limited partnership agreement of an Ares Operating Group entity that requires members or partners of such Ares Operating Group entity to provide a statement, certification or other proof of evidence regarding whether such member or partner is subject to U.S. federal income taxation on the income generated by the Ares Operating Group;

          (13) any amendment that our general partner determines to be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, curing any ambiguity, omission, mistake, defect or inconsistency;

          (14) an amendment to the forum selection provisions that our general partner determines in good faith; or

          (15) any other amendments that our general partner determines to be substantially similar to any of the matters described in (1) through (14) above.

        In addition, our general partner may make amendments to our limited partnership agreement without the approval of any limited partner if those amendments, in the discretion of our general partner:

          (1)   do not adversely affect our limited partners considered as a whole (or adversely affect any particular class of partnership interests as compared to another class of partnership interests, except under clause (6) above) in any material respect;

          (2)   are necessary or appropriate to (a) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal, state, local or non-U.S. agency or judicial authority or contained in any federal, state, local or non-U.S. statute (including the Delaware Limited Partnership Act) or (b) are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

          (3)   are necessary, appropriate, proper, advisable or incidental in connection with, or in furtherance of, any action taken by our general partner relating to splits or combinations of units under the provisions of our limited partnership agreement; or

          (4)   are required to effect the intent expressed in the registration statement of which this prospectus forms a part or the intent of the provisions of our limited partnership agreement or are otherwise contemplated by our limited partnership agreement.

Opinion of Counsel and Limited Partner Approval

        Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under "—No Limited Partner Approval" should occur. No other amendments to our limited partnership agreement (other than an amendment pursuant to a merger, sale or other disposition of assets effected in accordance with the provisions described under "—Corporate Transactions") or an amendment described in the following paragraphs will become effective without the approval of holders of at least 90% of the outstanding voting units, unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability of any of our limited partners under the Delaware Limited Partnership Act.

        Except for amendments that may be adopted solely by our general partner or pursuant to a merger, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests (treating our voting units as a separate class of partnership interest for this purpose) will also require the approval of the holders of not less than a majority of the outstanding partnership interests of the class so affected.

        In addition, any amendment that reduces the voting percentage required to take any action under our limited partnership agreement must be approved by the written consent or the affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting or consent requirement sought to be reduced.

Corporate Transactions

        Our limited partnership agreement provides that our general partner in its sole discretion may not, without the approval of the holders of at least a majority of the voting power of the outstanding voting units, cause us to, among other things, sell or exchange all or substantially all of our and our subsidiaries' (taken as a whole) assets in a single transaction or a series of related transactions, provided that our general partner in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in any or all of our and our subsidiaries' (taken as a whole) assets (including for the benefit of persons other than us or our subsidiaries, including affiliates of our general partner), including, in each case, pursuant to any forced sale of any or all of our and our subsidiaries' (taken as a whole) assets pursuant to the foreclosure or other realization upon those encumbrances without the approval of the limited partners.

        Our general partner may, with the approval of the holders of at least a majority of the voting power of the outstanding voting units, cause us to merge or consolidate or otherwise combine with or into one or more other persons. In addition, if conditions that are specified in our limited partnership agreement are satisfied, our general partner may, without limited partner approval, convert or merge us into, or convey some or all of our assets to, a newly formed limited liability entity if (i) the sole purpose of that merger or conveyance is to effect a change in our legal form into another limited liability entity, (ii) our general partner receives an opinion of counsel that the merger or conveyance will not result in the loss of limited liability of any limited partner and (iii) the governing instruments of the new entity provide the limited partners and our general partner with substantially the same rights and obligations as are contained in our limited partnership agreement. The unitholders will not be entitled to dissenters' rights of appraisal under our limited partnership agreement or the Delaware Limited Partnership Act in the event of a merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Election to be Treated as a Corporation

        If our general partner, in its sole discretion, determines that it is no longer in our interests to continue as a partnership for U.S. federal income tax purposes, our general partner may elect to treat our partnership as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes or may effect such change by merger or conversion or otherwise under applicable law.

Dissolution

        We will dissolve upon:

          (1)   the election of our general partner to dissolve our partnership, if approved by the holders of a majority of the voting power of the partnership's outstanding voting units;

          (2)   there being no limited partners, unless our partnership is continued without dissolution in accordance with the Delaware Limited Partnership Act;

          (3)   the entry of a decree of judicial dissolution of our partnership pursuant to the Delaware Limited Partnership Act; or

          (4)   the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner (other than by reason of a transfer by our general partner of all of its general partner interests pursuant to our limited partnership agreement or withdrawal or removal of our general partner following approval and admission of a successor), in each case in accordance with our limited partnership agreement.

        Upon a dissolution under clause (4), the holders of a majority of the voting power of our outstanding voting units may also elect, within specific time limitations, to continue the partnership's businesses without dissolution on the same terms and conditions described in the limited partnership agreement by appointing as a successor general partner an individual or entity approved by the holders of a majority of the voting power of the outstanding voting units, subject to the partnership's receipt of an opinion of counsel to the effect that:

          (1)   the action would not result in the loss of limited liability of any limited partner under the Delaware Limited Partnership Act; and

          (2)   neither we nor any of our subsidiaries (excluding those formed or existing as corporations) would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are continued as a limited partnership, our general partner shall act, or select in its sole discretion one or more persons to act, as liquidator. The liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or appropriate in its judgment, liquidate our assets and apply the proceeds of the liquidation first, to discharge our liabilities as provided in our limited partnership agreement and by law, and thereafter, to the partners according to their respective partnership interests as of a record date selected by the liquidator. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of our assets would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

        Upon the withdrawal of our general partner under any circumstances, the holders of a majority of the voting power of the partnership's outstanding voting units may elect a successor to that withdrawing general partner. If a successor is not elected, or is elected but the partnership does not receive an opinion of counsel regarding limited liability and tax matters, the partnership will be dissolved, wound up and liquidated, unless within specific time limitations after that withdrawal, the holders of a majority of the voting power of the partnership's outstanding voting units agree in writing to continue our businesses and to appoint a successor general partner. See "—Dissolution" above.

        Our unitholders have no right to remove or expel, with or without cause, our general partner.

        In circumstances where a general partner withdraws and a successor general partner is elected in accordance with our limited partnership agreement, the departing general partner in its sole discretion and acting in its individual capacity will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for a cash payment equal to its fair value. This fair value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days of the effective date of the departing general partner's departure, an independent investment banking firm or other independent expert, which, in turn, may rely on other experts, selected by the departing general partner and the successor general partner will determine the fair value. If the departing general partner and the successor general partner cannot agree upon an expert within 45 days of the effective date of the general partner's departure, then an expert chosen by agreement of the independent investment banking firms or independent experts selected by each of them will determine the fair value.

        If the option described above is not exercised by the departing general partner, the departing general partner will automatically become a limited partner and the departing general partner's general partner interest will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected by the departing general partner.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including without limitation all employee related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates excluding any subsidiary of the partnership for the partnership's benefit.

Limited Call Right

        If at any time:

            (i)  less than 10% of the total limited partner interests of any class then outstanding (other than special voting units) are held by persons other than our general partner, the Holdco Members or their respective affiliates; or

           (ii)  the partnership is subjected to registration under the provisions of the Investment Company Act,

    our general partner will have the right, which it may assign and transfer in whole or in part to any of its affiliates or to us, exercisable in its sole discretion, to purchase all, but not less than all, of the remaining limited partner interests of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days' notice. The purchase price in the event of this purchase is the greater of:

            (a)   the current market price as of the date three days before the date the notice is mailed, and

            (b)   the highest price paid by our general partner or any of its affiliates acting in concert with us for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his, her or its limited partner interests purchased at an undesirable time or price. The U.S. tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his, her or its units in the market. See "Material U.S. Federal Tax Considerations—Consequences to U.S. Holders of Units."

Sinking Funds; Preemptive Rights

        We have not established a sinking fund and we have not granted any preemptive rights with respect to our limited partner interests.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of our common units then outstanding, record holders of common units (other than any person whom our general partner may from time to time with such person's consent designate as a non-voting common unitholder) or of special voting units will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters as to which holders of limited partner interests have the right to vote or to act.

        Except as described below regarding a person or group owning 20% or more of our common units then outstanding, each record holder of a common unit (other than any person whom our general partner may from time to time with such person's consent designate as a non-voting common unitholder) is entitled to a number of votes equal to the number of common units held of record as of the relevant record date.

        In addition, on those few matters that may be submitted for a vote of our common unitholders, Ares Voting LLC, an entity owned and controlled by Ares Partners Holdco LLC, which in turn is owned and controlled by the Holdco Members, holds a special voting unit that provides it with a number of votes, on any matter that may be submitted for a vote of our common unitholders, that is equal to the aggregate number of Ares Operating Group Units held by the limited partners of the Ares Operating Group entities that do not hold a special voting unit. A special voting unit held by any holder other than Ares Voting LLC provides that holder with a number of votes, on any matter that may be submitted for a vote of our common unitholders, that is equal to the number of Ares Operating Group Units held by such holder. We do not expect any holder other than Ares Voting LLC to hold a special voting unit upon consummation of this offering. We refer to our common units (other than those held by any person whom our general partner may from time to time with such person's consent designate as a non-voting common unitholder) and our special voting units as "voting units." Our voting units are treated as a single class on all such matters submitted for a vote of our common unitholders. If the ratio at which Ares Operating Group Units are exchangeable for our common units changes from one-for-one as described under "Certain Relationships and Related Transactions, and Director Independence—Exchange Agreement" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017 and incorporated by reference in this prospectus, the number of votes to which the holders of the special voting units are entitled will be adjusted accordingly. Additional limited partner interests having special voting rights could also be issued. See "—Issuance of Additional Securities" above.

        In the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of partners in respect of other limited partner interests are cast.

        Our general partner does not anticipate that any meeting of common unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting, without a vote and without prior notice if consented to in writing or by electronic transmission by limited partners owning not less than the minimum percentage of the voting power of the outstanding limited partner interests that would be necessary to authorize or take that action at a meeting at which all the limited partners were present and voted. Meetings of the limited partners may be called by our general partner or by limited partners representing 50% or more of the voting power of the outstanding limited partner interests of the class or classes for which a meeting is proposed. Common unitholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the outstanding limited partner interests of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the limited partners requires approval by holders of a greater percentage of such limited partner interests, in which case the quorum will be the greater percentage.

        However, if at any time any person or group (other than our general partner, Ares Owners Holdings L.P., a Holdco Member or their respective affiliates, a direct or subsequently approved transferee of our general partner or its affiliates or a person who acquired such common units with the prior approval of our general partner) acquires, in the aggregate, beneficial ownership of 20% or more of any class of our common units then outstanding, that person or group will lose voting rights on all of its common units and the common units owned by such person or group may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes, determining the presence of a quorum or for other similar purposes.

Election of Directors of General Partner

        On January 31 of each year (each, a "Determination Date"), our general partner will determine whether the voting power held collectively by (i) holders of the special voting units in Ares Management, L.P. (including voting units held by our general partner, the Holdco Members and their respective affiliates) in their capacity as such, (ii) persons that were formerly employed by or had provided services to (including as a director), or are then employed by or providing services to (including as a director), our general partner or its affiliates, (iii) any estate, trust, corporation, partnership or limited liability company or other entity of any kind of nature of which any person listed in clause (ii) is a trustee, other fiduciary, manager, partner, member, officer, director or party, respectively, (iv) any estate, trust, corporation, partnership or limited liability company or other entity of any kind or nature for the direct or indirect benefit of the spouse, parents, siblings or children of, or any other natural person who occupies the same principal residence as, any person listed in clause (ii), and the spouses, ancestors or descendants of each of the foregoing, and (v) Ares Owners Holdings is at least 10% of the voting power of the outstanding voting units of Ares Management, L.P., (treating as outstanding and held by any such persons voting units deliverable pursuant to any equity awards granted to such persons) which we refer to as the "Ares Control Condition."

        The method of nomination, election and removal of the members of the board of directors of our general partner shall be determined as follows: (i) in any year in which our general partner has determined on the applicable Determination Date that the Ares Control Condition has not been satisfied, the directors shall be elected at an annual meeting of our common unitholders; and (ii) in any year in which our general partner has determined on the applicable Determination Date that the Ares Control Condition has been satisfied, the board of directors of our general partner will be appointed and removed by its member in accordance with the limited liability company agreement of our general partner and not by our limited partners. See "Management—Composition of the Board of Directors after this Offering."

        We will hold an annual meeting of our common unitholders for the election of directors in any year in which we do not satisfy the Ares Control Condition on the applicable Determination Date. At any such annual meeting, the holders of outstanding voting units shall vote together as a single class for the election of directors to the board of directors of our general partner. Our limited partners shall elect by a plurality of the votes cast at such meeting persons to serve as directors who are nominated in accordance with our limited partnership agreement. If our general partner has provided at least thirty days advance notice of any meeting at which directors are to be elected, then the limited partners holding outstanding voting units that attend such meeting shall constitute a quorum, and if our general partner has provided less than thirty days advance notice of any such meeting, then limited partners holding a majority of the voting power of our outstanding voting units shall constitute a quorum.

        Prior to any annual meeting of our common unitholders for the election of directors held in the next succeeding year following a year in which an annual meeting of our common unitholders for the election of directors was not held (each such annual meeting, an "Initial Annual Meeting"), the board of directors of our general partner shall be divided into three classes, Class I, Class II and Class III, as determined by the then-existing board of directors in its sole discretion. Each director shall serve for a three-year term; provided that the directors designated to Class I shall serve for an initial term that expires at the applicable Initial Annual Meeting, the directors designated to Class II shall serve for an initial term that expires at the first annual meeting following the applicable Initial Annual Meeting and the directors designated to Class III shall serve for an initial term that expires at the second annual meeting following the applicable Initial Annual Meeting. At each succeeding annual meeting of limited partners for the election of directors following an Initial Annual Meeting, successors to the directors whose term expires at that annual meeting shall be elected for a three-year term. If in any year following an Initial Annual Meeting, our general partner determines on the applicable Determination Date that the Ares Control Condition has been satisfied, the board of directors of our general partner will be appointed and removed by its member in accordance with the limited liability company agreement of our general partner and not by our limited partners.

Non-Voting Common Unitholders

        Any person whom our general partner may from time to time with such person's consent designate as a non-voting common unitholder will have no voting rights whatsoever with respect to the partnership, including any voting rights that may otherwise exist for limited partners or our common unitholders under our limited partnership agreement, under the Delaware Limited Partnership Act, at law, in equity or otherwise, provided that any amendment to our limited partnership agreement that would have a material adverse effect on the rights or preferences of the common units beneficially owned by non-voting common unitholders in relation to other common units treating common units beneficially owned by non-voting common unitholders as a separate class for this purpose must be approved by the holders of not less than a majority of the common units beneficially owned by the non-voting common unitholders. However, unaffiliated third-party transferees of common units from a non-voting common unitholder will have the same voting rights with respect to such common units as other holders of common units.

Status as Limited Partner

        By transfer of units in accordance with our limited partnership agreement, each transferee of units will be admitted as a limited partner with respect to the units transferred when such transfer and admission is reflected in our books and records, with or without execution of our limited partnership agreement. The units will be fully paid and non-assessable except as such non-assessability may be affected by the Delaware Limited Partnership Act as described under "—Limited Liability" above, or as set forth in our limited partnership agreement.

Non-Citizen Assignees; Redemption

        If the partnership or any subsidiary is or becomes subject to any law or regulation that, in the determination of our general partner in its sole discretion, creates a substantial risk of cancellation or forfeiture of any property in which the partnership or such subsidiary has an interest based on the nationality, citizenship or other related status of any limited partner, our general partner may cause us to redeem the units held by that limited partner at their current market price. To avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his, her or its nationality, citizenship or related status. If a limited partner fails to furnish information about his, her or its nationality, citizenship or other related status within 30 days after receipt of a request for the information or our general partner determines, with the advice of counsel, after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his, her or its units and may not receive distributions in kind upon our liquidation but will be entitled to the cash equivalent thereof.

Indemnification

        Our limited partnership agreement provides that in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts on an after tax basis:

  •
  our general partner;

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  any departing general partner;

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  any person who is or was a tax matters partner, partnership representative, member, manager, officer or director of our general partner or any departing general partner;

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  any member, manager, officer or director of our general partner or any departing general partner who is or was serving at the request of our general partner or any departing general partner as a director, officer, manager, employee, trustee, fiduciary, partner, tax matters partner, member, representative, agent or adviser of another person;

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  any person who controls our general partner or any departing general partner;

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  any person who is named in our Form S-1 filed with the SEC on April 22, 2014 as being or about to become a director of our general partner; or

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  any person designated by our general partner as an indemnitee in its sole and absolute discretion.

        We will provide this indemnification unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that these persons acted in bad faith or with criminal intent. We will also provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of the partnership's assets. The general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the partnership to enable the partnership to effectuate indemnification. The indemnification of the persons described in the fourth bullet point above shall be secondary to any indemnification such person is entitled from another person or the relevant Ares fund to the extent applicable. We will purchase and maintain insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether the partnership would have the power to indemnify the person against liabilities under our limited partnership agreement.

Forum Selection

        Our limited partnership agreement provides that each of the partnership, the general partner, each of the limited partners, each person in whose name any interest in the partnership is registered, each other person who acquires an interest in a partnership security and each other person who is bound by our limited partnership agreement (collectively, the "Consenting Parties" and each a "Consenting Party") (1) irrevocably agrees that, unless our general partner shall otherwise agree in writing, any claims, suits, actions or proceedings arising out of or relating in any way to our limited partnership agreement or any interest in the partnership (including, without limitation, any claims, suits or actions under or to interpret, apply or enforce (A) the provisions of our limited partnership agreement, including, without limitation, the validity, scope or enforceability of the forum selection provisions thereof, (B) the duties, obligations or liabilities of the partnership to the limited partners or our general partner, or of limited partners or our general partner to the partnership, or among the limited partners and the general partner, (C) the rights or powers of, or restrictions on, the partnership, the limited partners or the general partner, (D) any provision of the Delaware Limited Partnership Act or other similar applicable statutes, (E) any other instrument, document, agreement or certificate contemplated either by any provision of the Delaware Limited Partnership Act relating to the partnership or by our limited partnership agreement or (F) the federal securities laws of the United States or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (regardless of whether such Disputes (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)) (a "Dispute"), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction; (2) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (3) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (4) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (5) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices under our limited partnership agreement, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, that nothing in clause (5) hereof shall affect or limit any right to serve process in any other manner permitted by law; (6) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding; (7) agrees that proof shall not be required that monetary damages for breach of the provisions of our limited partnership agreement would be difficult to calculate and that remedies at law would be inadequate; and (8) agrees that if a Dispute that would be subject to the forum selection provisions of our limited partnership agreement if brought against a Consenting Party is brought against an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates (other than Disputes brought by the employer or principal of any such employee, officer, director, agent or indemnitee) for alleged actions or omissions of such employee, officer, director, agent or indemnitee undertaken as an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates, such employee, officer, director, agent or indemnitee shall be entitled to invoke the forum selection provisions of our limited partnership agreement.

Books and Reports

        Our general partner is required to keep appropriate books of the partnership's businesses at our principal offices or any other place designated by our general partner. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our year ends on December 31.

        As soon as reasonably practicable after the end of each fiscal year, we will furnish to each partner tax information (including a Schedule K-1), which describes on a U.S. dollar basis such partner's share of our income, gain, loss, deduction and credit for our preceding taxable year. It may require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that Schedule K-1s may be prepared for our partnership. Consequently, unitholders who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each partner will be required to report for all tax purposes consistently with the information provided by us. See "Material U.S. Federal Tax Considerations—Administrative Matters—Information Returns."

Right to Inspect Our Books and Records

        Our limited partnership agreement provides that a limited partner can, for a purpose reasonably related to his, her or its interest as a limited partner, upon reasonable written demand stating the purpose for such demand and at his, her or its own expense, obtain:

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  promptly after becoming available, a copy of our U.S. federal income tax returns;

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  a current list of the name and last known business, residence or mailing address of each record holder; and

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  copies of our limited partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes is not in our partnership's or its subsidiaries' best interests, could damage our partnership or its subsidiaries or its businesses or which the partnership or any subsidiary is required by law or by agreements with third parties to keep confidential.

SELLING UNITHOLDERS

        Information about selling unitholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC which are incorporated into this prospectus by reference.

 MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

        This summary discusses the material U.S. federal income tax considerations related to the ownership and disposition of common units and preferred units issued by us, which we refer to collectively as units, as of the date hereof. Any additional U.S. federal income tax consequences of the ownership and disposition of common units, preferred units or specific classes thereof will be addressed in an applicable prospectus supplement or free writing prospectus we may provide you. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), on the regulations promulgated thereunder and on published administrative rulings and judicial decisions, all of which are subject to change at any time, possibly with retroactive effect. This discussion is necessarily general and may not apply to all categories of unitholders, some of which, such as banks, thrifts, insurance companies, persons liable for the alternative minimum tax, dealers, unitholders who are deemed to own 10% or more of any foreign corporation owned by us (taking into account the unitholder's interest in such foreign corporation as a result of their ownership interest in us or otherwise), and other unitholders that do not own their units as capital assets, may be subject to special rules. Tax-exempt organizations and mutual funds are discussed separately below. The actual tax consequences of the ownership of our units will vary depending on your circumstances.

        This discussion, to the extent it states matters of U.S. federal tax law or legal conclusions and subject to the qualifications herein, and excluding the discussion in "—Taxation of Ares Management, L.P." below, is the opinion of Proskauer Rose LLP. Such opinion is based in part on facts described in this prospectus and on various other factual assumptions, representations and determinations. Any alteration or incorrectness of such facts, assumptions, representations or determinations could adversely affect such opinion. The discussion is based upon the Code, final, temporary and proposed U.S. Treasury regulations and administrative and judicial interpretations, each as of the date of this prospectus and all of which are subject to change, possibly retroactively. Any such changes could affect the continuing accuracy of this discussion. Ares Management, L.P. has not sought and will not seek any ruling from the IRS regarding the offering or any other matters described in this section. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of an investment in the units. Except as expressly discussed below, this summary does not discuss any aspects of U.S. estate, gift or other tax other than income taxes or any aspect of foreign, state or local tax.

        For purposes of this discussion, a "U.S. Holder" is for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust which either (A) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A "Non-U.S. Holder" is a holder (other than a partnership) that is not a U.S. Holder.

        If a partnership (including any entity that is treated as a partnership for U.S. federal income tax purposes) holds our units, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds our units, you should consult your own tax advisers. This discussion does not constitute tax advice and is not intended to be a substitute for tax planning.

        Prospective holders of units should consult their own tax advisers concerning the U.S. federal, state and local income tax and estate tax consequences in their particular situations of the ownership and disposition of units, as well as any consequences under the laws of any other taxing jurisdiction. This discussion only addresses the material U.S. federal tax considerations of the ownership and disposition of units and does not address the tax considerations under the laws of any tax jurisdiction other than the United States. Non-U.S. Holders, therefore, should consult their own tax advisers regarding the tax consequences to them of the ownership and disposition of units under the laws of their own taxing jurisdiction.

Taxation of Ares Management, L.P.

        Subject to the discussions set forth in the next paragraph and under the subheading "—Partnership Audits", an entity that is treated as a partnership for U.S. federal income tax purposes is not itself generally subject to U.S. federal income tax and generally incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss, deduction and credit of the partnership in computing its U.S. federal income tax liability, regardless of whether or not cash distributions have been, or will be, made. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in its partnership interest.

        An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be treated as, and taxable as, a corporation if it is a "publicly traded partnership," unless an exception to such treatment applies. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (1) interests in the entity are traded on an established securities market or (2) interests in the entity are readily tradable on a secondary market or the substantial equivalent thereof. Ares Management, L.P. is a publicly traded partnership. However, a publicly traded partnership can avoid being treated as a corporation under these rules if it satisfies an exception to taxation as a corporation, referred to as the "Qualifying Income Exception". For a publicly traded partnership to satisfy the Qualifying Income Exception, at least 90% of such entity's gross income for every taxable year that it is a publicly traded partnership must consist of "qualifying income," and the entity must not be required to register under the Advisers Act. For this purpose, qualifying income generally includes certain interest income, dividends, real property rents, certain types of natural resources income, gains from the sale or other disposition of real property, and gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

        Ares Management, L.P. intends to manage its affairs so that it will meet the Qualifying Income Exception in each taxable year and be treated as a partnership and not as a corporation for U.S. federal income tax purposes. It is the opinion of Simpson Thacher & Bartlett LLP that Ares Management, L.P. will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. This opinion is based on and conditioned in part on certain assumptions and factual statements and representations and covenants made by Ares Management, L.P., including statements and representations as to the manner in which it intends to manage its affairs, the composition of its income, and that the general partner will ensure that it complies with the investment policies and procedures put in place to ensure that it meets the Qualifying Income Exception in each taxable year. Ares Management, L.P.'s eligibility to be treated as a partnership for U.S. federal income tax purposes depends upon its ability to meet, through its investment in various assets, the Qualifying Income Exception under U.S. federal income tax laws. Simpson Thacher & Bartlett LLP has not reviewed these operating results for compliance with the applicable requirements under U.S. federal income tax laws. Therefore, no assurance can be given that Ares Management, L.P.'s actual operating results allow it to satisfy the Qualifying Income Exception allowing it to be treated as a partnership for U.S. federal income tax laws in any taxable year. Further, this opinion is based solely on current law and does not take into account any proposed or potential changes in law, which may be enacted with retroactive effect. Moreover, opinions of counsel are not binding upon the IRS or any court, the IRS may challenge the conclusion stated in any opinion, and the courts ultimately may sustain any such challenge.

        If Ares Management, L.P. fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (as discussed below), or if Ares Management, L.P. is required to register under the Advisers Act, under current law, Ares Management, L.P. will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the taxable year in which Ares Management, L.P. fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed the stock to the unitholders in liquidation of their interests in Ares Management, L.P. This deemed contribution and liquidation should generally be tax-free to the unitholders so long as Ares Management, L.P.'s liabilities do not exceed its tax basis in its assets at the time of the deemed contribution and liquidation. Thereafter, Ares Management, L.P. would be treated as a corporation for U.S. federal income tax purposes.

        If Ares Management, L.P. were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, all items of its income, gain, loss, deduction and credit would be reflected only on its tax return and not passed through to the unitholders. Ares Management, L.P. would be subject to U.S. corporate income tax on its taxable income at regular corporate rates. Distributions made to the unitholders would be treated first, as taxable dividend income to the extent of Ares Management, L.P.'s current or accumulated earnings and profits, then as a nontaxable return of capital to the extent of the applicable holder's tax basis in the units, and thereafter, as capital gain. In addition, in the case of Non-U.S. Holders, income that Ares Management, L.P. receives with respect to its investments and then distributes as a dividend to unitholders may be subject to a higher rate of U.S. withholding tax. Accordingly, treatment as a corporation could materially reduce a holder's after-tax return and thus could result in a substantial reduction of the value of the units.

        If at the end of any taxable year Ares Management, L.P. fails to meet the Qualifying Income Exception, Ares Management, L.P. may still qualify as a partnership if it is entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (1) the failure is cured within a reasonable time after discovery, (2) the failure is determined by the IRS to be inadvertent and (3) Ares Management, L.P. agrees to make such adjustments (including adjustments with respect to its unitholders) or to pay such amounts as are required by the IRS. It is unknown whether Ares Management, L.P. would be entitled to this relief in any or all circumstances. If this relief provision is inapplicable to a particular set of circumstances and Ares Management, L.P. fails to meet the Qualifying Income Exception, Ares Management, L.P. will not qualify as a partnership for federal income tax purposes. Even if this relief provision applies and Ares Management, L.P. retains its partnership status, either Ares Management, L.P. or the unitholders (during the failure period) will be required to pay such amounts as are determined by the IRS.

        The remainder of this section assumes that Ares Management, L.P. and the Ares Operating Group entities will be treated as partnerships (or if wholly owned, entities disregarded as separate from their owners) for U.S. federal income tax purposes.

Taxation of Ares Holdings Inc. and Ares Offshore Holdings, Ltd.

        Ares Management, L.P. holds its interests in Ares Holdings and Ares Offshore through Ares Holdings Inc. and Ares Offshore Holdings, Ltd., respectively (together, the "Sub-holding Companies"). The Sub-holding Companies are taxable as corporations for U.S. federal income tax purposes and therefore Ares Management, L.P. will not be allocated the income, gain, loss, deduction or credit of entities Ares Management, L.P. holds through the Sub-holding Companies. Rather, distributions of cash or other property that a Sub-holding Company pays to Ares Management, L.P. in respect of its stock ownership of the Sub-holding Company will constitute dividends for U.S. federal income tax purposes to the extent paid out of the current or accumulated earnings and profits of the distributing Sub-holding Company. If the amount of a distribution by any Sub-holding Company exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of Ares Management, L.P.'s adjusted tax basis in the distributing Sub-holding Company's common stock, and thereafter will be treated as capital gain.

        As a partner, each of Ares Holdings Inc. and Ares Offshore Holdings. Ltd. will incur U.S. federal income taxes on its allocable share of the items of income, gain, loss, deduction and credit of Ares Holdings and Ares Offshore, respectively. With respect to Ares Offshore Holdings. Ltd., we intend to operate Ares Offshore so as not to produce a material amount of income effectively connected with the conduct of a trade or business in the United States, or ECI, for U.S. federal income tax purposes. Assuming that Ares Offshore Holdings, Ltd.'s income is not treated as ECI, it will not be subject to U.S. federal income tax, with the exception of U.S. withholding tax on fixed, determinable, annual, periodical income.

Personal Holding Companies

        Ares Holdings, Inc. could be subject to additional U.S. federal income tax on a portion of its income if it is determined to be a personal holding company (a "PHC") for U.S. federal income tax purposes. Subject to certain exceptions, a U.S. corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (1) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (2) at least 60% of the corporation's adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents). We anticipate that it is unlikely that Ares Holdings, Inc. is or will become a PHC, however, there can be no assurance that it will not become a PHC following this offering or in the future.

        If Ares Holdings, Inc. is or were to become a PHC in a given taxable year, it would be subject to an additional PHC tax of 20% on its undistributed PHC income, which generally includes the company's taxable income, subject to certain adjustments. If Ares Holdings, Inc. were to become a PHC and had significant amounts of undistributed PHC income, the amount of PHC tax could be material, unless Ares Holdings, Inc. distributed the amount of such PHC income, which would generally reduce the PHC income subject to tax. There can be no assurance that if Ares Holdings, Inc. were to become a PHC, it would be able to distribute sufficient PHC income to avoid material PHC tax.

Certain State, Local and Non-U.S. Tax Matters Applicable to Ares Management, L.P. and its Subsidiaries

        Ares Management, L.P. and its subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which such entities transact business, own property or reside. Ares Management, L.P. may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of Ares Management, L.P. and the unitholders may not conform to the U.S. federal income tax treatment discussed herein, and such non-U.S. tax treatment may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by Ares Management, L.P. or its subsidiaries may not pass through to a unitholder as a credit against such holder's U.S. federal income tax liability.

Consequences to U.S. Holders of Units

General

        The following is a summary of the material U.S. federal income tax consequences that will apply to a U.S. Holder of units. Non-U.S. Holders should refer to "—Consequences to Non-U.S. Holders of Units."

        As a partnership for U.S. federal income tax purposes, Ares Management, L.P. will generally incur no U.S. federal income tax liability at the partnership level. Instead, in computing each U.S. Holder's U.S. federal, state and local income tax liability for a taxable year, such U.S. Holder will be required to take into account its allocable share of items of Ares Management, L.P.'s income, gain, loss, deduction and credit for each of Ares Management, L.P.'s taxable years ending with or within the taxable year of such holder, regardless of whether the holder has received any distributions. The characterization of an item of income, gain, loss, deduction or credit so allocated generally will be determined at Ares Management, L.P.'s (rather than at the holder's) level.

        For U.S. federal income tax purposes, a U.S. Holder's allocable share of Ares Management, L.P.'s items of income, gain, loss, deduction and credit will be determined pursuant to our limited partnership agreement if such allocations either have "substantial economic effect" or are determined to be in accordance with the U.S. Holder's interest in Ares Management, L.P. Ares Management, L.P. believes that for U.S. federal income tax purposes, such allocations will be given effect as being in accordance with each U.S. Holder's interest in Ares Management, L.P., and our general partner prepares tax returns and information statements delivered to the IRS and to the U.S. Holders based on such allocations. If the IRS successfully challenges the allocations made pursuant to our limited partnership agreement, the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in our limited partnership agreement.

        Ares Management, L.P. may derive taxable income from an investment that is not matched by a corresponding distribution of cash. In addition, special provisions of the Code may be applicable to certain of Ares Management, L.P.'s investments, and may affect the timing of Ares Management, L.P.'s income, requiring Ares Management, L.P. to recognize (and, consequently, allocate to unitholders) taxable income or gain before any cash attributable to such income is received by Ares Management, L.P. and is available for distribution to unitholders. Accordingly, it is possible that the U.S. federal income tax liability with respect to a U.S. Holder's allocable share of Ares Management, L.P.'s income for a particular taxable year could exceed any cash distribution received for the year, which could require the U.S. Holder to pay any associated tax liability from other sources.

        In general, a U.S. Holder's tax basis in the units will equal the amount paid for such units, increased by Ares Management, L.P.'s items of income and gain allocated to such U.S. Holder and decreased (but not below zero) by the sum of (1) distributions to such U.S. Holder in respect of such units and (2) Ares Management, L.P.'s items of loss allocated to such U.S. Holder. In addition, a U.S. Holder's tax basis in the units will be adjusted from time to time to reflect such U.S. Holder's allocable share of Ares Management, L.P.'s liabilities, if any.

        U.S. Holders who purchase the units in separate transactions must combine the basis of all such units and maintain a single adjusted tax basis for all units held. Upon a sale or other disposition of less than all of such units, a portion of that tax basis must be allocated to the units sold. U.S. Holders should consult with their own advisers as to the proper method of allocating such tax basis in their individual circumstances.

        With respect to U.S. Holders who are individuals, certain dividends paid by a corporation, including certain qualified foreign corporations, to Ares Management, L.P. and that are allocable to such U.S. Holders may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of specified income tax treaties with the United

States. In addition, a foreign corporation is treated as a qualified corporation with respect to shares that are readily tradable on an established securities market in the United States. It is not expected that Ares Offshore Holdings Ltd. will be a "qualified foreign corporation" for this purpose; however, it is possible that Ares Management, L.P. may hold, directly or indirectly, stock of qualified foreign corporations. Among other exceptions, a U.S. Holder who is an individual will not be eligible for reduced rates of taxation on (1) any dividends from a non-U.S. corporation that is a passive foreign investment company (a "PFIC") in the taxable year in which such dividend is paid or in the preceding taxable year, (2) any income required to be reported by the U.S. Holder as a result of a QEF election (as defined below) that is attributable to a dividend received by an entity that is a PFIC and in which the U.S. Holder holds a direct or indirect interest or (3) any Subpart F income inclusions (as described below). Prospective investors in the units should consult their own tax advisers regarding the application of the foregoing rules to their particular circumstances.

Limits on Deductions for Losses and Expenses

        The deductibility of a U.S. Holder's allocable share of Ares Management, L.P.'s losses will be limited to the tax basis in such units (adjusted as described above) and, if such U.S. Holder is an individual, estate, trust or corporate holder that is subject to the "at-risk" rules, to the amount for which such U.S. Holder is considered to be "at risk" with respect to Ares Management, L.P.'s activities, if that is less than such U.S. Holder's adjusted tax basis. In general, a U.S. Holder subject to the at-risk rules will be at risk to the extent of such holder's adjusted tax basis in the units, reduced by

  •
  the portion of that adjusted tax basis attributable to such holder's share of Ares Management, L.P.'s liabilities for which such U.S. Holder will not be personally liable; and

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  any amount of money borrowed to acquire or hold the units, if the lender of those borrowed funds owns an interest in Ares Management, L.P., is related to such holder or can look only to the units for repayment.

        A U.S. Holder's at risk amount generally will increase by such holder's allocable share of Ares Management, L.P.'s income and gain and will decrease by cash distributions to such holder as well as such holder's allocable share of losses. A U.S. Holder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause its at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a U.S. Holder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that its at-risk amount is subsequently increased, provided such losses do not exceed such holder's tax basis in its units. Upon the taxable disposition of a unit, any gain recognized by a U.S. Holder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable. The at-risk rules are complex, and the application of these rules will depend, in part, on a U.S. Holder's individual circumstances. U.S. Holders should consult with their individual tax advisers regarding the limitations on the deductibility of losses under the at-risk rules.

        In addition, other provisions of the Code may limit or disallow any deduction for losses by a U.S. Holder or deductions associated with certain assets of Ares Management, L.P. in certain cases. U.S. Holders should consult with their tax advisers regarding their limitations on the deductibility of losses under applicable provisions of the Code.

Limitations on Deductibility of Organizational Expenses and Syndication Fees

        In general, neither Ares Management, L.P. nor any U.S. Holder may deduct organizational or syndication expenses. An election may be made by Ares Management, L.P. to amortize organizational expenses over a 15-year period. Syndication fees (which would include any sales or placement fees or commissions or underwriting discount payable to third parties) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions

        A U.S. Holder's share of Ares Management, L.P.'s interest expense is likely to be treated as "investment interest" expense. The deductibility of "investment interest" expense by non-corporate U.S. Holders is generally limited to the amount of such holder's "net investment income." A U.S. Holder's share of Ares Management, L.P.'s dividend and interest income will be treated as investment income, although "qualified dividend income" subject to reduced rates of tax in the hands of an individual will only be treated as investment income if such U.S. Holder elects to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for a U.S. Holder's share of Ares Management, L.P.'s interest expense.

        The computation of a U.S. Holder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase a common unit. A U.S. Holder's net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gain rates is excluded from net investment income, unless a U.S. Holder elects to pay tax on such gain or dividend income at ordinary income rates.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates

        Subject to certain exceptions, all miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer's adjusted gross income. Moreover, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the lesser of (1) 3% of the excess of the individual's adjusted gross income over the threshold amount, or (2) 80% of the amount of the itemized deductions. Certain of the operating expenses we pass through to a U.S. Holder may be treated as miscellaneous itemized deductions subject to the foregoing limitations. Accordingly, non-corporate U.S. Holders should consult their tax advisers with respect to the application of these limitations.

Treatment of Distributions

        Distributions of cash by Ares Management, L.P. will not be taxable to a U.S. Holder to the extent of such holder's adjusted tax basis (determined as described above) in the units. Any cash distributions in excess of a U.S. Holder's adjusted tax basis will be considered to be gain from the sale or exchange of the units (described below). A reduction in a U.S. Holder's allocable share of Ares Management, L.P.'s liabilities (e.g., as a result of issuance of additional units), and certain distributions of marketable securities by Ares Management, L.P., are treated similar to cash distributions for U.S. federal income tax purposes.

Sale or Exchange of Units

        A U.S. Holder will generally recognize gain or loss on a sale of units equal to the difference, if any, between the amount realized and such holder's adjusted tax basis in the units sold. The amount realized will be measured by the sum of the cash or the fair market value of other property received plus the transferred amount of such holder's share of Ares Management, L.P.'s liabilities, if any. Gain or loss recognized on the sale or exchange of a unit will generally be taxable as capital gain or loss and will be long-term capital gain or loss if the unit was held for more than one year on the date of such sale or exchange. Assuming Ares Management, L.P. has not made an election, referred to as a "QEF election," to treat Ares Management, L.P.'s interest in a PFIC as a "qualified exchange fund," or "QEF," gain attributable to such investment in a PFIC would be taxable as ordinary income and would be subject to an interest charge. See "—Passive Foreign Investment Companies" below. In addition, certain gain attributable to Ares Management, L.P.'s investment in a controlled foreign corporation, or "CFC," may be ordinary income and certain gain attributable to "unrealized receivables" or "inventory items" would be characterized as ordinary income rather than capital gain. For example, if Ares Management, L.P. holds debt acquired at a market discount, accrued market discount on such debt would be treated as "unrealized receivables." The deductibility of capital losses is subject to limitations.

        U.S. Holders who purchase units at different times and intend to sell all or a portion of their units within a year of their most recent purchase are urged to consult their tax advisers regarding the application of certain "split holding period" rules in their circumstances, and the treatment of any gain or loss as long-term or short-term capital gain or loss.

Section 754 Election

        We have not made and currently do not intend to make the election permitted by Section 754 of the Internal Revenue Code with respect to us, Ares Investments or Ares Offshore. Ares Holdings intends to make such an election. The election is irrevocable without the consent of the IRS and generally requires the electing partnership to adjust the tax basis in its assets, or "inside basis," attributable to a transferee of interests in the electing partnership under Section 743(b) of the Internal Revenue Code to reflect the purchase price of such interests paid by the transferee. As a result of Ares Holdings making the Section 754 election, Ares Holdings Inc. will be required to adjust the basis in its assets attributable to interests in Ares Holdings acquired by Ares Holdings Inc. from the limited partners of Ares Holdings pursuant to the Exchange Agreement described under "Certain Relationships and Related Person Transactions, and Director Independence—Exchange Agreement" included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017 and incorporated by reference in this prospectus. If, as intended, we do not make the Section 754 election with respect to us, no similar adjustment to basis in assets owned directly or indirectly by us attributable to units acquired by transferees would be made. Because we own our interests in Ares Holdings and Ares Offshore indirectly through Ares Holdings Inc. and Ares Offshore Holdings, Ltd., each a corporation for U.S. federal income tax purposes, there would be no adjustment to the inside basis for a transferee of units in respect of Ares Holdings or Ares Offshore regardless of whether a Section 754 election is made in respect of us, Ares Holdings or Ares Offshore.

        If no Section 754 election is made by us and Ares Investments, there will be no adjustment for the transferee of units, even if the purchase price of those units is higher than the units' share of the aggregate tax basis of our assets or the assets of Ares Investments immediately prior to the transfer. In that case, on a sale of any such asset, gain allocable to the transferee would include built-in gain allocable to the transferee at the time of the transfer, which built-in gain would otherwise generally be eliminated if we and Ares Investments had made a Section 754 election.

        Even assuming no Section 754 election is made, if units are transferred at a time when we had a "substantial built-in loss" inherent in our assets, we would be obligated to reduce the tax basis in the portion of such assets attributable to such units.

        The calculations under Section 754 of the Internal Revenue Code are complex. We will make them on the basis of assumptions as to the value of our assets and other matters.

Foreign Tax Credit Limitations

        A U.S. Holder is generally entitled to a foreign tax credit with respect to such holder's allocable share of creditable non-U.S. taxes paid on Ares Management, L.P.'s non-U.S. income and gains (for the avoidance of doubt, foreign taxes paid by a corporate subsidiary of Ares Management, L.P. generally are not creditable non-U.S. taxes unless such holder is a corporation that satisfies certain ownership requirements). Complex rules may, depending on a U.S. Holder's particular circumstances, limit the availability or use of foreign tax credits. For example, gains from the sale of Ares Management, L.P.'s investments may be treated as U.S. source gains, which may limit the availability of foreign tax credits arising from any foreign taxes imposed on such gains unless such credit can be applied (subject to applicable limitations) against tax due on such U.S. Holder's other income treated as derived from foreign sources (including other income and gain allocated by Ares Management, L.P.) and certain other requirements are satisfied. In addition, certain losses that Ares Management, L.P. incurs may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available. A U.S. Holder may make an election to treat all foreign taxes paid as deductible expenses in computing taxable income, rather than as a credit against tax, subject to generally applicable limitations. The rules governing foreign tax credits are complex, and U.S. Holders should consult their own advisers about the availability of foreign tax credits, as well as the possibility of electing to treat foreign taxes paid as deductions, in their particular circumstances.

Uniformity of Units

        Because Ares Management, L.P. cannot match transferors and transferees of units, Ares Management, L.P. will adopt depreciation, amortization and other tax accounting positions that may not conform to all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to the unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of the units, and could have a negative impact on the value of the units or result in audits of and adjustments to a unitholder's U.S. federal tax returns.

Foreign Currency Gain or Loss

        Ares Management, L.P.'s functional currency will be the U.S. dollar, and Ares Management, L.P.'s income or loss will be calculated in U.S. dollars. It is likely that Ares Management, L.P. will recognize "foreign currency" gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, any foreign currency gain or loss will be treated as ordinary income or loss for U.S. federal income tax purposes. U.S. Holders should consult their tax advisers with respect to the tax treatment of foreign currency gain or loss.

Passive Foreign Investment Companies

        A U.S. Holder may be subject to special rules applicable to indirect investments in foreign corporations, including an investment in a PFIC. A PFIC is defined as any foreign corporation with respect to which either (1) 75% or more of the gross income for a taxable year is "passive income" or (2) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce "passive income." There are no minimum stock ownership requirements for PFICs. Once a corporation qualifies as a PFIC it is, subject to certain exceptions, always treated as a PFIC, regardless of whether it satisfies either of the qualification tests in subsequent years. Any gain on disposition of stock of a PFIC, as well as income realized on certain "excess distributions" by such PFIC, is treated as though realized ratably over the shorter of a U.S. Holder's holding period of units or Ares Management, L.P.'s holding period for such PFIC. Such gain or income is taxable as ordinary income and, as discussed above, dividends paid by a PFIC will not be eligible for the reduced rates of taxation that are available for certain qualifying dividends. In addition, an interest charge will be imposed on a U.S. Holder based on the amount of tax deemed deferred from prior years (i.e., the tax that would have been imposed if such income had been realized ratably over the relevant holding period described above) by such U.S. Holder.

        Ares Management, L.P. expects to make a QEF election where possible with respect to each entity treated as a PFIC to treat each such non-U.S. entity as a QEF in the first year Ares Management, L.P. holds shares in such entity and for which such entity is a PFIC with respect to Ares Management, L.P., although such election may not always be available. A QEF election generally is effective for Ares Management, L.P.'s taxable year for which the election is made and all subsequent taxable years, and may not be revoked without the consent of the IRS. If a QEF election is made with respect to Ares Management, L.P.'s interest in a PFIC, in lieu of the foregoing treatment, Ares Management, L.P. will be required to include in income each year that such foreign corporation is a PFIC a portion of the ordinary earnings and net capital gains of the QEF ("QEF Inclusions") even if not distributed to Ares Management, L.P., and such portions would in turn be allocated to unitholders in the same manner as any other item of income or gain. Thus, Ares Management, L.P. may be required to allocate to U.S. Holders an amount of taxable income as a result of QEF Inclusions without receiving any corresponding amounts of cash from the underlying PFIC for which the QEF election was made.

        However, a U.S. Holder may elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. Net losses (if any) of a non-U.S. entity that is treated as a PFIC will not pass through to Ares Management, L.P. or to unitholders and may not be carried back or forward in computing such PFIC's ordinary earnings and net capital gain in other taxable years. Consequently, U.S. Holders may over time be taxed on amounts that, as an economic matter, exceed Ares Management, L.P.'s net profits. Ares Management, L.P.'s tax basis in the shares of such non-U.S. entities, and a U.S. Holder's basis in the units, will be increased to reflect QEF Inclusions. No portion of any QEF Inclusion attributable to ordinary income will be eligible for reduced rates of taxation available to certain taxpayers in respect of certain types of income, such as qualified dividend income received by an individual U.S. Holder. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed. Matters relating to QEF Inclusions, including the decision as to whether or not to defer payment of tax in respect of income or gain allocated from a QEF, are complex. U.S. Holders should consult their own tax advisers as to the manner in which QEF Inclusions affect a U.S. Holder's allocable share of Ares Management, L.P.'s income and a U.S. Holder's tax basis in the units.

        Alternatively, in the case of a PFIC that is a publicly traded entity (within the meaning of the PFIC rules), an election may be made to "mark-to-market" the stock of such entity on an annual basis. Pursuant to such an election, a U.S. Holder would include in each year as ordinary income the holder's allocable share of the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year, and a U.S. Holder may treat as ordinary loss the holder's allocable share of any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years.

        Ares Management, L.P. may make certain investments through non-U.S. corporate subsidiaries, and such subsidiaries may be PFICs for U.S. federal income tax purposes. In addition, certain of Ares Management, L.P.'s investments could be in PFICs. Ares Management, L.P. can make no assurance that some of its investments will not be treated as held through a PFIC or as interests in PFICs, or that such PFICs will be eligible for the "mark-to-market" election, or that QEF elections can be made with respect to any such PFICs.

        If Ares Management, L.P. does not make a QEF or "mark-to-market" election with respect to a PFIC, Section 1291 of the Code will treat all gain on a disposition by Ares Management, L.P. of shares of such entity, gain on the disposition of units attributable to such entity by a U.S. Holder at a time when Ares Management, L.P. owns shares of such entity, as well as certain other defined "excess distributions," as if the gain or excess distributions were ordinary income earned ratably over the shorter of the period during which the holder held its units or the period during which Ares Management, L.P. held shares in such entity. For gain and excess distributions allocated to prior years, (1) the applicable tax rate will be the highest in effect for that taxable year and (2) the tax will be payable generally without regard to offsets from deductions, losses and expenses. U.S. Holders will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to "qualified dividend income" for individual U.S. persons.

Controlled Foreign Corporations

        A non-U.S. entity will be treated as a CFC if it is treated as a corporation for U.S. federal income tax purposes and U.S. Shareholders own, directly or indirectly, on any day during the taxable year of such non-U.S. entity, more than 50% of (1) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (2) the total value of the stock of the non-U.S. entity. For purposes of this discussion, a "U.S. Shareholder" with respect to a non-U.S. entity means a U.S. person that owns, directly or indirectly, 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote.

        If Ares Management, L.P. is a U.S. Shareholder in a non-U.S. entity that is treated as a CFC for 30 consecutive days of such CFC's taxable year, each unitholder may be required to include in income its allocable share of the CFC's "Subpart F" income reported by Ares Management, L.P. Subpart F income generally includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents and certain other generally passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such entity's current earnings and profits (as determined for U.S. federal income tax purposes). These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, a U.S. Holder may be required to report as ordinary income its allocable share of the CFC's Subpart F income allocated to such holder by Ares Management, L.P. without corresponding receipts of cash, and further may not benefit from capital gain treatment with respect to the portion of Ares Management, L.P.'s earnings (if any) attributable to net capital gains of the CFC.

        The tax basis of Ares Management, L.P.'s shares of a CFC, and a U.S. Holder's tax basis in Ares Management, L.P.'s units, will be increased to reflect any required Subpart F income inclusions. Such income may be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Such income will not be eligible for the reduced rate of tax applicable to "qualified dividend income" for individual U.S. persons. See "—Consequences to U.S. Holders of Units—General."

        Regardless of whether any CFC has Subpart F income, any gain allocated to a U.S. Holder from Ares Management, L.P.'s disposition of stock in a CFC will be treated as ordinary income to the extent of such holder's allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules. However, net losses (if any) of a non-U.S. entity owned by Ares Management, L.P. that is treated as a CFC will not pass through to a U.S. Holder. Moreover, a portion of a U.S. Holder's gain from the sale or exchange of a U.S. Holder's units may be treated as ordinary income based on their allocable share of the undistributed earnings and profits of any CFC of which Ares Management, L.P. is a U.S. shareholder at the time of such disposition.

        If a non-U.S. entity held by Ares Management, L.P. is classified as both a CFC and a PFIC during the time Ares Management, L.P. is a U.S. Shareholder of such non-U.S. entity, a U.S. Holder will be required to include amounts in income with respect to such non-U.S. entity pursuant to this subheading, and the consequences described under the subheading "—Passive Foreign Investment Companies" above will not apply. If Ares Management, L.P.'s ownership percentage in a non-U.S. entity changes such that Ares Management, L.P. is not a U.S. Shareholder with respect to such non-U.S. entity, then unitholders may be subject to the PFIC rules. The interaction of these rules is complex. U.S. Holders should consult their own advisers as to the consequences of the CFC and PFIC rules in their individual circumstances.

        It is expected that Ares Offshore Holdings, Ltd. will be deemed a CFC subject to the above rules and, as such, each U.S. Holder will be required to include in income its allocable share of Ares Offshore Holdings, Ltd.'s Subpart F income reported by Ares Management, L.P. Additionally, there may be other entities owned by Ares Management, L.P., or in which it holds an interest, that may be treated as CFCs subject to the rules above.

Investment Structure

        To manage Ares Management, L.P.'s affairs so as to meet the Qualifying Income Exception for the publicly traded partnership rules (discussed above) and comply with certain requirements in Ares Management, L.P.'s limited partnership agreement, Ares Management, L.P. may need to structure certain investments through an entity classified as a corporation for U.S. federal income tax purposes. Such investment structures will be entered into as determined in the sole judgment of Ares Management, L.P.'s general partner. As unitholders may be located in numerous taxing jurisdictions, there can be no assurance that any such investment structure will be beneficial to any or all unitholders to the same extent, and may even impose additional tax burdens on some unitholders. As discussed above, if the entity were a non-U.S. corporation, it may be considered a CFC or a PFIC subject to the rules described above. If the entity were a U.S. corporation, it would be subject to U.S. federal income tax on its operating income, including any gain recognized on its disposal of its investments. In addition, if the investment involves U.S. real estate, gain recognized on disposition would generally be subject to U.S. federal income tax, whether the entity is a U.S. or a non-U.S. corporation.

Taxes in Other State, Local and Non-U.S. Jurisdictions Applicable to U.S. Holders

        In addition to the U.S. federal income tax consequences described above, a U.S. Holder may be subject to potential U.S. state and local taxes where the holder is a resident for tax purposes or in which Ares Management, L.P. has interests or entities, conduct activities or otherwise derives income. A U.S. Holder may also be subject to tax return filing obligations and income, franchise or other taxes, including withholding taxes, in state, local or non-U.S. jurisdictions in which Ares Management, L.P. either invests, owns interests or entities, conducts activities or otherwise derives income. Income or gains from investments held by Ares Management, L.P. may be subject to withholding or other taxes in jurisdictions outside the United States, subject to the possibility of reduction under applicable income tax treaties. If a U.S. Holder wishes to claim the benefit of an applicable income tax treaty, such U.S. Holder may be required to submit information to tax authorities in such jurisdictions. U.S. Holders should consult their own tax advisers regarding the U.S. state, local and non-U.S. tax consequences of an investment in Ares Management, L.P. in their individual circumstances.

Allocations of Income and Gain to Transferors and Transferees

        In general, Ares Management, L.P.'s taxable items of income, gain, loss, deduction and credit will be determined and apportioned among unitholders using conventions Ares Management, L.P. regards as consistent with applicable law. As a result of the application of such conventions, if a U.S. Holder transfers units, the transferor and transferee may be allocated income, gain, loss, deduction or credit realized by Ares Management, L.P. either before or after the date of such transfer.

        Although Section 706 of the Code generally provides guidelines for allocations of items of partnership income and loss between transferors and transferees of partnership interests, it is not clear that Ares Management, L.P.'s allocation method complies with all of the requirements of Section 706. If Ares Management, L.P.'s convention were determined by the IRS to be impermissible, the IRS might contend that Ares Management, L.P.'s taxable income or loss must be reallocated among the unitholders. If such a contention were sustained, a U.S. Holder's tax liabilities might be adjusted, possibly resulting in an increase in overall tax due. Ares Management, L.P.'s general partner is authorized to revise Ares Management, L.P.'s method of allocation between transferors and transferees (as well as among unitholders whose interests otherwise vary during a taxable period).

Special Considerations for Regulated Investment Companies

        A U.S. corporation that is treated as a RIC for U.S. federal income tax purposes (e.g., mutual funds) generally is required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under the Code to maintain its favorable U.S. federal income tax status. The treatment of an investment by a RIC in units for purposes of these tests will depend on whether Ares Management, L.P. will be treated as a qualifying publicly traded partnership (a "QPTP"). If Ares Management, L.P. is treated as a QPTP, then the units themselves are the relevant assets for purposes of the 50% asset value test and the net income from the units is relevant gross income for purposes of the 90% gross income test. If, however, Ares Management, L.P. is not treated as a QPTP, then the relevant assets are the RIC's allocable share of the underlying assets held by Ares Management, L.P. (and its subsidiary partnerships, to the extent such subsidiary partnerships are not themselves QPTPs) and the relevant gross income is the RIC's allocable share of the underlying gross income earned by Ares Management, L.P. and its subsidiaries. Whether Ares Management, L.P. will qualify as a QPTP depends on the exact nature of its future investments, but Ares does not expect to be treated as a QPTP. Moreover, there is no assurance that Ares Management, L.P. will operate such that at least 90% of the gross income from the underlying assets held by Ares Management, L.P. will constitute cash and property that generates dividends, interest and gains from the sale of securities or other income that qualifies for the RIC gross income test described above. In addition, as discussed above under "—Consequences to U.S. Holders of Units—General," Ares Management, L.P. may derive taxable income from an investment that is not matched by a corresponding cash distribution. Accordingly, a RIC investing in the units may recognize income for U.S. federal income tax purposes without receiving cash with which to make distributions in amounts necessary to satisfy the distribution requirements for avoiding income and excise taxes. This is not a complete discussion of the U.S. federal income tax consequences applicable to U.S. Holders that are treated as RICs. U.S. Holders that are treated as RICs should consult their own tax advisers about the U.S. tax consequences of an investment in units in their particular circumstances.

Special Considerations for U.S. Tax-Exempt Entities

        A tax-exempt partner of a partnership generally must include in computing its UBTI, its pro rata share (whether or not distributed) of such partnership's gross income derived from a trade or business conducted by such partnership which is unrelated to the exempt function of the tax-exempt partner. Moreover, a tax-exempt partner of a partnership could be treated as earning UBTI to the extent that such partnership derives income from "debt-financed property," or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is "acquisition indebtedness" (i.e., indebtedness incurred in acquiring or holding property).

        Ares Management, L.P. is under no obligation to minimize UBTI, and a U.S. Holder of the units that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, generally exempt from U.S. federal income taxation, may be subject to "unrelated business income tax" to the extent, if any, that its allocable share of Ares Management, L.P.'s income consists of UBTI.

        This is not a complete discussion of the U.S. federal income tax consequences applicable to U.S. Holders that are tax-exempt organizations. Such holders should consult their tax advisers regarding the tax consequences of an investment in units in their particular circumstances.

Consequences to Non-U.S. Holders of Units

U.S. Income Tax Consequences

        In light of Ares Management, L.P.'s investment activities, it may be or may become engaged in a U.S. trade or business for U.S. federal income tax purposes, in which case some portion of Ares Management, L.P.'s income would be treated as effectively connected with the conduct of a trade or business within the United States, or "ECI," with respect to Non-U.S. Holders. If a Non-U.S. Holder were treated as being engaged in a U.S. trade or business in any year because of an investment in units in such year, such Non-U.S. Holder generally would be (1) subject to withholding by Ares Management, L.P. on any actual distributions, (2) required to file a U.S. federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business, including certain income from U.S. sources not related to Ares Management, L.P. and (3) required to pay U.S. federal income tax at the applicable U.S. federal income tax rates as if such Non-U.S. Holder were a U.S. Holder on any such income. Moreover, a corporate Non-U.S. Holder might be subject to a U.S. branch profits tax on its allocable share of its ECI. Any amount so withheld would be creditable against such Non-U.S. Holder's U.S. federal income tax liability, and such Non-U.S. Holder could claim a refund to the extent that the amount withheld exceeded such Non-U.S. Holder's U.S. federal income tax liability for the taxable year. Finally, if Ares Management, L.P. were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a Non-U.S. Holder on the sale or exchange of its units could be treated for U.S. federal income tax purposes as ECI, and hence such Non-U.S. Holder could be subject to U.S. federal income tax on the sale or exchange.

        If Ares Management, L.P. receives dividends from a U.S. corporation through the Ares Operating Group entities and their investment vehicles, each Non-U.S. Holder's allocable share of income from such dividends generally will be subject to U.S. withholding tax. Distributions may also be subject to withholding tax to the extent they are attributable to the sale of a U.S. real property interest or if the distribution is otherwise considered fixed or determinable, annual or periodical income under the Code. An exemption from, or a reduced rate of any such withholding may apply, by treaty or otherwise, if certain tax status information is provided by the applicable Non-U.S. Holder and any relevant conditions required under the Code and by the relevant tax treaty are satisfied. If such information is not provided, and a Non-U.S. Holder would not be subject to U.S. tax based upon such holder's tax status or would be eligible for a reduced rate of U.S. withholding tax, such holder may need to take additional steps to receive a credit or refund of any excess withholding tax paid on such holder's account, which may include the filing of a non-resident U.S. income tax return with the IRS. If a Non-U.S. Holder that is a foreign corporation fails to file a U.S. federal income tax return when required, such foreign corporation could lose the benefit of certain tax attributes, such as net operating loss carryforwards allocated to such foreign corporation by Ares Management, L.P. Among other limitations, if a Non-U.S. Holder resides in a treaty jurisdiction which does not treat Ares Management, L.P. as a pass-through entity, a Non-U.S. Holder may not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on such holder's account. Non-U.S. Holders should consult their own tax advisers regarding the treatment of U.S. withholding taxes.

        Special rules may apply in the case of a Non-U.S. Holder that (1) has an office or fixed place of business in the United States., (2) is present in the United States for 183 days or more in a taxable year or (3) is a former citizen of the U.S., a foreign insurance company that is treated as holding interests in Ares Management, L.P. in connection with its U.S. business, a PFIC or a corporation that accumulates earnings to avoid U.S. federal income tax. Non-U.S. Holders should consult their own tax advisers regarding the application of these special rules in their individual circumstances.

Surtax on Unearned Income

        A 3.8% surtax is imposed on the "net investment income" of certain holders of units who are U.S. citizens or resident aliens, and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" generally would include a holder's allocable share of Ares Management, L.P.'s net gains from dispositions of investment property and net income from interest and dividends, less deductions allocable to such income. In addition, "net investment income" may include gain from the sale, exchange or other taxable disposition of units, less certain deductions. It is anticipated that a substantial portion of the net income and gain attributable to an investment in the units will be included in a unitholder's "net investment income" subject to this surtax. Unitholders should consult their own tax advisers regarding the application of this surtax in their individual circumstances.

Administrative Matters

Taxable Year

        Ares Management, L.P. uses the calendar year as Ares Management, L.P.'s taxable year for U.S. federal income tax purposes. Under certain circumstances which Ares Management, L.P. currently believes are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Tax Matters Partner and Partnership Representative

        Ares Management, L.P.'s general partner will act as Ares Management, L.P.'s "tax matters partner" for taxable years ending on or before December 31, 2017 and as Ares Management, L.P.'s "partnership representative" for years beginning after December 31, 2017. As the tax matters partner or partnership representative, as applicable, the general partner will have the authority, subject to certain restrictions, to act on Ares Management, L.P.'s behalf in connection with any administrative or judicial review of Ares Management, L.P.'s items of income, gain, loss, deduction or credit.

Information Returns

        Ares Management, L.P. has agreed to furnish to each unitholder, as soon as reasonably practicable after the close of each taxable year, tax information (including Schedule K-1), which describes on a U.S. dollar basis such holder's share of Ares Management, L.P.'s income, gain, loss, deduction and credit for Ares Management, L.P.'s preceding taxable year. It will most likely require longer than 90 days after the end of Ares Management, L.P.'s fiscal year to obtain the requisite information from all lower-tier entities. Consequently, unitholders who are U.S. taxpayers or otherwise required to file U.S. tax returns should anticipate the need to file annually with the IRS (and, if applicable, certain states) a request for an extension past the applicable due date of their income tax return for the taxable year. In addition, each unitholder generally is required to file U.S. tax returns consistently with the information provided by Ares Management, L.P. for the taxable year for all relevant tax purposes.

        In preparing this information, Ares Management, L.P. will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine such holder's share of income, gain, loss, deduction and credit. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to such holder's income or loss and could result in an increase in overall tax due.

        Ares Management, L.P. may be audited by the IRS. Adjustments resulting from an IRS audit may require a holder to adjust a prior year's tax liability and possibly may result in an audit of such holder's own tax return. Any audit of such holder's tax return could result in adjustments not related to Ares Management, L.P.'s tax returns as well as those related to Ares Management, L.P.'s tax returns, and could result in an increase in overall tax due.

Tax Shelter Regulations

        If Ares Management, L.P. were to engage in a "reportable transaction," it (and possibly unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million. An investment in Ares Management, L.P. may be considered a "reportable transaction" if, for example, Ares Management, L.P. recognizes certain significant losses in the future. In certain circumstances, a unitholder who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction.

        Moreover, if Ares Management, L.P. were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, a unitholder may be subject to (1) significant accuracy-related penalties with a broad scope, (2) for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability and (3) in the case of a listed transaction, an extended statute of limitations.

        Unitholders should consult their tax advisers concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in Ares Management, L.P.

Constructive Termination

        Subject to the electing large partnership rules described below, Ares Management, L.P. will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in Ares Management, L.P.'s capital and profits within a 12-month period.

        Ares Management, L.P.'s termination would result in the close of its taxable year for all of the unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending on Ares Management, L.P.'s year-end, the closing of Ares Management, L.P.'s taxable year may result in more than 12 months of Ares Management, L.P.'s taxable income or loss being includable in the holder's taxable income for the year of termination. Ares Management, L.P. would be required to make new tax elections after a termination. A termination could also result in penalties if Ares Management, L.P. were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject Ares Management, L.P. to, any tax legislation enacted before the termination.

Elective Procedures for Large Partnerships

        The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election would reduce the number of items that must be separately stated on the Schedules K-1 that are issued to the unitholders, and such Schedules K-1 would have to be provided to the unitholders on or before the first March 15 following the close of each taxable year. In addition, this election would prevent Ares Management, L.P. from suffering a "technical termination" (which would close Ares Management, L.P.'s taxable year) if within a 12-month period there is a sale or exchange of 50 percent or more of Ares Management, L.P.'s total interests. It is possible Ares Management, L.P. might make such an election, if eligible. If Ares Management, L.P. makes such election, IRS audit adjustments will flow through to the unitholders for the year in which the adjustments take effect, rather than the unitholders in the year to which the adjustment relates. In addition, Ares Management, L.P., rather than the unitholders individually, generally will be directly liable for any interest and penalties that result from an audit adjustment. Such interest and penalties would reduce the amount of cash available for distribution to unitholders.

Withholding and Backup Withholding

        For each calendar year, Ares Management, L.P. will report to a unitholder and the IRS the amount of distributions Ares Management, L.P. made to such holder and the amount of U.S. federal income tax (if any) that Ares Management, L.P. withheld on those distributions. The proper application to Ares Management, L.P. of certain rules for withholding (applicable to certain dividends, interest and similar items) is unclear. Because the documentation Ares Management, L.P. receives may not properly reflect the identities of partners at any particular time (in light of possible sales of the units), Ares Management, L.P. may over-withhold or under-withhold with respect to a particular unitholder. For example, Ares Management, L.P. may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a Non-U.S. Holder. It may turn out, however, the corresponding amount of Ares Management, L.P.'s income was not properly allocable to such Non-U.S. Holder, and the amount withheld should have been less than the actual amount withheld in which case such holder would be entitled to a credit against such holder's U.S. tax liability, but if the withholding exceeded such holder's U.S. tax liability, such holder would have to apply for a refund to obtain the benefit of the excess amount withheld. Similarly, Ares Management, L.P. may fail to withhold tax on a distribution, and it may turn out the corresponding income was properly allocable to a Non-U.S. Holder and withholding tax should have been imposed. In that event, Ares Management, L.P. intends to pay the under-withheld amount to the IRS, and Ares Management, L.P. may treat such under-withholding amount as an expense that will be borne by all partners on a pro rata basis (since Ares Management, L.P. may be unable to allocate any such excess withholding tax cost to the relevant Non-U.S. Holder).

        Under the backup withholding rules, the unitholders may be subject to backup withholding at the then-applicable rate with respect to distributions paid unless: (1) such holder is a corporation or comes within another exempt category and demonstrates this fact when required or (2) such holder provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. If a unitholder is an exempt holder, such holder should indicate such holder's exempt status on a properly completed IRS Form W-9. A Non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed, applicable IRS Form W-8 or similar IRS withholding certificate. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a unitholder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle the holder to a refund.

        If a unitholder does not timely provide Ares Management, L.P. (or the clearing agent or other intermediary, as appropriate) with IRS Form W-9, W-8BEN, W-8BEN-E or similar IRS withholding certificate, as applicable, or such form is not properly completed, Ares Management, L.P. may become subject to U.S. backup withholding in excess of what would have been imposed had Ares Management, L.P. received certifications from all investors. Such excess U.S. backup withholding may be treated by Ares Management, L.P. as an expense that will be borne by all unitholders on a pro rata basis (since Ares Management, L.P. may be unable to allocate any such excess withholding tax cost to the holders that failed to timely provide the proper U.S. tax certifications).

FATCA Withholding Requirements

        Under FATCA, as well as final regulations and other administrative guidance, the relevant withholding agent may be required to withhold 30% of any interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States, or gross proceeds paid after December 31, 2018 from the sale of any property of a type which can produce interest or dividends from sources within the United States to (i) a foreign financial institution (which for these purposes includes foreign broker-dealers, clearing organizations, investment companies, hedge funds and certain other investment entities) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or qualifies under an intergovernmental agreement and satisfies the conditions in it or (ii) a non-financial foreign entity that is a beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements or otherwise qualifies for an exemption from this withholding. Unitholders are encouraged to consult their own tax advisers regarding the possible implications of FATCA on their investment in the units.

Nominee Reporting

        Persons who hold an interest, directly or indirectly, in Ares Management, L.P. as a nominee for another person are required to furnish to Ares Management, L.P.:

          a)    the name, address and taxpayer identification number of the beneficial owner and the nominee;

          b)    whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing or (3) a tax-exempt entity;

          c)     the amount and description of the units held, acquired or transferred for the beneficial owner; and

          d)    specific information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to Ares Management, L.P. The nominee is also required to supply the beneficial owner of the units with the information furnished to Ares Management, L.P. These reporting requirements are in addition to any other reporting requirements under the Code, including any possible FATCA reporting required as discussed above under "—FATCA Withholding Requirements."

New Legislation or Administrative or Judicial Action

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting us or our unitholders will be enacted. The present U.S. federal income tax treatment of an investment in our units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the Qualifying Income Exception to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us, change the character or treatment of portions of our income (including, for instance, the treatment of carried interest as ordinary income rather than capital gain) and adversely affect an investment in our units. In addition, statutory changes, revisions to regulations and other modifications and interpretations with respect to the tax laws of the states and other jurisdictions in which Ares Management, L.P. operates could result in it or the unitholders having to pay additional taxes. We and our unitholders could be adversely affected by any such change in, or any new, tax law, regulation or interpretation. Our organizational documents and agreements permit the board of directors to modify the amended and restated operating agreement from time to time, without the consent of the unitholders, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of our unitholders.

Partnership Audits

        With respect to partnership tax returns for taxable years beginning after December 31, 2017, unless the partnership qualifies for and affirmatively elects an alternative procedure, the partnership will be required to pay tax (including interest and penalties) with respect to any adjustments to the amount of income, gain, loss deduction or other tax items of the partnership or to the allocation of such items among its partners. Under an elective alternative procedure, a partnership would issue information returns to persons who were partners in the audited year, who would then be required to take the adjustments into account in calculating their own tax liability, and the partnership would not be liable for the adjustments. If a partnership elects the alternative procedure for a given adjustment, the amount of taxes for which its partners would be liable would be increased by any applicable penalties and a special interest charge. There can be no assurance that Ares Management, L.P. will be eligible to make such an election or that we will, in fact, make such an election for any given adjustment. If we do not or are not able to make such an election, then (1) our then-current unitholders, in the aggregate, could indirectly bear income tax liabilities in excess of the aggregate amount of taxes that would have been due had we elected the alternative procedure, and (2) a given unitholder may indirectly bear taxes attributable to income allocable to other unitholders or former unitholders, including taxes (as well as interest and penalties) with respect to periods prior to such holder's ownership of units. Amounts available for distribution to our unitholders may be reduced as a result of our obligation to pay any taxes associated with an adjustment. Many issues and the overall effect of an audit on us are uncertain, and unitholders should consult their own tax advisers regarding these audit rules.

        THE TAX MATTERS RELATING TO ARES MANAGEMENT, L.P. AND THE UNITHOLDERS ARE EXTREMELY COMPLEX, ARE SUBJECT TO VARYING INTERPRETATIONS AND ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. THE MEANING AND IMPACT OF TAX LAWS AND OF PROPOSED CHANGES IN TAX LAW WILL VARY WITH A HOLDER'S PARTICULAR CIRCUMSTANCES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISERS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN THE UNITS. THIS FOREGOING DISCUSSION ONLY ADDRESSES THE MATERIAL U.S. FEDERAL TAX CONSIDERATIONS OF THE OWNERSHIP AND DISPOSITION OF UNITS AND DOES NOT ADDRESS THE TAX CONSEQUENCES UNDER THE LAWS OF ANY TAX JURISDICTION OTHER THAN THE UNITED STATES. NON-U.S. HOLDERS, THEREFORE, SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING THE TAX CONSIDERATIONS TO THEM OF THE U.S. OWNERSHIP AND DISPOSITION OF UNITS UNDER THE LAWS OF THEIR OWN TAXING JURISDICTION.

 LEGAL MATTERS

        The validity of the units will be passed upon for us by Proskauer Rose LLP, Los Angeles, California. Proskauer Rose LLP and Simpson Thacher & Bartlett LLP, New York, New York, have provided tax opinions regarding specified tax matters.

 EXPERTS

        The consolidated financial statements of Ares Management, L.P. appearing in Ares Management, L.P.'s Annual Report (Form 10-K) for the year ended December 31, 2016, and the effectiveness of Ares Management, L.P.'s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the units offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the units covered by this prospectus, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and are required to file reports and other information with the SEC. You may inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's website. We intend to make available to our unitholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

        The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial registration statement and before the date that the offering of the units covered by this prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

        We incorporate by reference into this prospectus the following documents or information filed with the SEC:

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  Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 27, 2017 (File No. 001-36429);

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  Current Report on Form 8-K, filed on January 3, 2017 (File No. 001-36429);

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  Registration Statement on Form 8-A for registration of the common units pursuant to Section 12(b) of the Exchange Act, filed on April 28, 2014;

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  The description of our 7.00% Series A Preferred Units representing limited partner interests contained in our registration statement on Form 8-A (File No. 001-36429) filed on June 9, 2016 (and any subsequently filed amendments and reports filed for the purpose of updating such description); and

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  All documents filed, but not furnished, by Ares Management, L.P. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and before the termination of the offering to which this prospectus relates.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents from Ares Management, L.P., 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. You also may contact us at (310) 201-4100 or visit our website at http://www.aresmgmt.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to invest in the units covered by this prospectus.